UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Qlik Technologies Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Qlik Technologies Inc.

150 N. Radnor Chester Road

Suite E220

Radnor, Pennsylvania 19087

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 2014

To the Stockholders of Qlik Technologies Inc.:

The annual meeting of stockholders of Qlik Technologies Inc. (“Company”) will be held at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 220 West 42nd Street, 17th Floor, New York, NY 10036, on Tuesday, May 20, 2014 at 9:00 a.m. local time. The purposes of the meeting are:

1.	To elect two Class I directors (Proposal 1);

2.	To approve the material terms of the Qlik Technologies Inc. 2014 Executive Performance Award Plan (Proposal 2);

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 3);

4.	To hold an advisory vote to approve named executive officer compensation (Proposal 4); and

5.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on March 21, 2014 as the record date for determining holders of our Common Stock entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Radnor, Pennsylvania during normal business hours for a period of ten days prior to the annual meeting.

This Notice of Annual Meeting of Stockholders and accompanying proxy statement are being distributed or made available to stockholders on or about April 2, 2014.

YOUR VOTE IS IMPORTANT!

Your vote is important. Please vote by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 20, 2014: The proxy statement and annual report are available at www.proxyvote.com.

By order of the Board of Directors,

Deborah C. Lofton, Secretary

Radnor, Pennsylvania

Date: April 2, 2014

QLIK TECHNOLOGIES INC.

Proxy Statement

For the Annual Meeting of Stockholders

To Be Held on May 20, 2014

Option Exercises and Stock Vested During 2013	47
Employment Agreements with Our Executive Officers	47
Estimated Benefits and Payments Upon Termination of Employment	49
PROPOSAL 4: ADVISORY VOTE TO APPROVE NAMED ON EXECUTIVE OFFICER COMPENSATION	52
NO INCORPORATION BY REFERENCE	53
OTHER MATTERS	53
CONTACT FOR QUESTIONS AND ASSISTANCE WITH VOTING	53

QLIK TECHNOLOGIES INC.

150 N. Radnor Chester Road

Suite E220

Radnor, Pennsylvania 19087

(888) 828-9768

PROXY STATEMENT

FOR THE

2014 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Qlik Technologies Inc. (sometimes referred to as the “Company” or “Qlik”), which will be held at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 220 West 42nd Street, 17th Floor, New York, NY 10036, on Tuesday, May 20, 2014 at 9:00 a.m. local time.

We are making this proxy statement and our annual report available to stockholders at www.proxyvote.com. On April 2, 2014, we will begin mailing to our stockholders (i) a copy of this proxy statement, a proxy card and our annual report or (ii) a notice (the “Notice”) containing instructions on how to access and review this proxy statement and our annual report. The Notice also instructs you how you may submit your proxy over the Internet or via telephone. If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our board of directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at the Annual Meeting. It also gives you information on these issues so that you can make an informed decision.

Our board of directors has made this proxy statement and proxy card available to you because you owned shares of Qlik’s common stock (“Common Stock”) as of March 21, 2014, the record date for the Annual Meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. As a result, in most cases, only stockholders that specifically request a printed copy of the proxy statement will receive one. Instead, the Notice instructs stockholders on how to access and review the proxy statement and annual report over the Internet at www.proxyvote.com. The Notice also instructs stockholders on how they may submit their proxy over the Internet. If a stockholder who received a Notice would like to receive a printed copy of our proxy materials, such stockholder should follow the instructions for requesting these materials contained in the Notice.

How may I vote at the Annual Meeting?

You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy via telephone or on the Internet. If you received or requested a printed set of materials, you may also vote by mail by signing, dating and returning the proxy card.

When you vote by using the Internet or by telephone or by signing and returning the proxy card, you appoint Lars Björk and Deborah C. Lofton as your representatives (or proxyholders) at the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares of Common Stock will be voted whether or not you attend the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on March 21, 2014, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. On the record date, there were 89,559,247 shares of Common Stock outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting (one vote per share of Common Stock) in connection with the matters set forth in this proxy statement.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the place of the Annual Meeting on May 20, 2014 and will be accessible for ten days prior to the meeting at our principal place of business, 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087, between the hours of 9:00 a.m. and 5:00 p.m. local time.

How do I vote?

If on March 21, 2014, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. Stockholders of record may vote by using the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Stockholders of record also may attend the meeting and vote in person. If you hold shares through a bank, broker or other nominee, please refer to your proxy card, Notice or other information forwarded by your bank, broker or other nominee to see which voting options are available to you.

•	You may vote by using the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 19, 2014. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 19, 2014. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit a subsequent proxy by using the Internet, by telephone or by mail with a later date;

•	You may deliver a written notice that you are revoking your proxy to the Secretary of the Company at 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087; or

•	You may attend the Annual Meeting and vote your shares in person. Simply attending the Annual Meeting without affirmatively voting will not, by itself, revoke your proxy.

If you are a beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions for changing your vote.

How many votes do you need to hold the Annual Meeting?

A quorum of stockholders is necessary to conduct business at the Annual Meeting. Pursuant to our bylaws, a quorum will be present if a majority of the voting power of outstanding shares of the Company entitled to vote generally in the election of directors is represented in person or by proxy at the Annual Meeting. On the record date, there were 89,559,247 shares of Common Stock outstanding and entitled to vote. Thus, 44,779,624 shares must be represented by stockholders present at the Annual Meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting and vote in person. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the transaction of business. If a quorum is not present, the holders of a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

What matters will be voted on at the Annual Meeting?

The following matters are scheduled to be voted on at the Annual Meeting:

•	Proposal 1: To elect two Class I directors nominated by our board of directors and named in this proxy statement to serve a term of three years until our 2017 annual meeting of stockholders;

•	Proposal 2: To approve the material terms of the Qlik Technologies Inc. 2014 Executive Performance Award Plan (the “2014 Plan”);

•	Proposal 3: To ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2014; and

•	Proposal 4: To hold an advisory vote to approve named executive officer compensation.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

Could other matters be decided at the Annual Meeting?

Qlik does not know of any other matters that may be presented for action at the Annual Meeting. Should any other matter be properly presented at the Annual Meeting, the persons named on the proxy card will have discretionary authority to vote the shares represented by proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such other business.

What will happen if I do not vote my shares?

Stockholder of Record: Shares Registered in Your Name. If you are the stockholder of record of your shares and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank. Brokers, banks or other nominees who hold shares of our Common Stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A “broker non-vote” occurs when a broker, bank or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Under the rules that govern brokers who are voting shares held in street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters. Proposal 3 is the only routine matter in this proxy statement. As such, your broker does not have discretion to vote your shares on Proposals 1, 2 or 4.

We encourage you to provide instructions to your bank, brokerage firm or your nominee by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How may I vote for each proposal and what is the vote required for each proposal?

Proposal 1: Election of two Class I directors.

With respect to the election of nominees for director, you may:

•	vote “FOR” the election of the two nominees for director;

•	“WITHHOLD” your vote for one of the nominees and vote “FOR” the remaining nominee; or

•	“WITHHOLD” your vote for the two nominees.

Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the two nominees who are properly nominated in accordance with our bylaws, and receive the most “FOR” votes will be elected. Only votes cast “FOR” a nominee will be counted. An instruction to “WITHHOLD” authority to vote for one or more of the nominees will result in those nominees receiving fewer votes, but will not count as a vote against the nominees. Abstentions and “broker non-votes” will have no effect on the outcome of the election of directors. Because the election of directors is not a matter on which a bank, broker or other nominee is generally empowered to vote, broker non-votes are expected to exist in connection with this matter.

Proposal 2: Approval of the material terms of the Qlik Technologies Inc. 2014 Executive Performance Award Plan.

You may vote “FOR” or “AGAINST” or abstain from voting. To approve the material terms of the 2014 Plan, Proposal 2 must receive a “FOR” vote from a majority of all those outstanding shares that are present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and “broker non-votes” will not be counted “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because the approval of the material terms of the 2014 Plan is not a matter on which a bank, broker or other nominee is generally empowered to vote, broker non-votes are expected to exist in connection with this matter.

Proposal 3: Ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2014.

You may vote “FOR” or “AGAINST” or abstain from voting. To ratify the appointment by the audit committee of our board of directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2014, the Company must receive a “FOR” vote from a majority of all those outstanding shares that are present in person, or represented by proxy, and that are cast either affirmatively or negatively on the proposal at the Annual Meeting. Abstentions and “broker non-votes” will not be counted “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because the ratification of the appointment of the independent registered public accounting firm is a matter on which a bank, broker or other nominee is generally empowered to vote, no broker non-votes are expected to exist in connection with this matter.

Proposal 4: Advisory vote to approve named executive officer compensation.

You may vote “FOR” or “AGAINST” or abstain from voting. To approve, by non-binding vote, the compensation of the Company’s named executive officers, the Company must receive a “FOR” vote from a majority of all those outstanding shares that are present in person, or represented by proxy, and that are cast either affirmatively or negatively on the proposal at the Annual Meeting. Abstentions and “broker non-votes” will not be counted “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because Proposal 4 is a non-routine matter, broker non-votes are expected to exist in connection with this matter.

What happens if a director nominee is unable to stand for election?

If a nominee is unable to stand for election, our board of directors may either:

•	reduce the number of directors that serve on the board; or

•	designate a substitute nominee.

If our board of directors designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

How does our board of directors recommend that I vote?

Our board of directors recommends a vote:

•	Proposal 1: “FOR” the election of each of Lars Björk and Bruce Golden as Class I directors to serve a term of three years until our 2017 annual meeting of stockholders;

•	Proposal 2: “FOR” the approval of the material terms of the 2014 Plan;

•	Proposal 3: “FOR” the ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2014; and

•	Proposal 4: “FOR” the approval, in an advisory non-binding manner, of the compensation of our named executive officers.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted:

•	Proposal 1: “FOR” the election of each of Lars Björk and Bruce Golden as Class I directors;

•	Proposal 2: “FOR” the approval of the material terms of the 2014 Plan;

•	Proposal 3: “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

•	Proposal 4: “FOR” the approval, in an advisory non-binding manner, of the compensation of our named executive officers.

If any other matter is properly presented at the Annual Meeting, the proxy holders for shares voted on the proxy card (i.e., one of the individuals named as proxies on your proxy card) will vote your shares using his or her best judgment.

What do I need to show to attend the Annual Meeting in person?

You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned shares of Qlik Technologies Inc. Common Stock as of March 21, 2014) and a form of photo identification. If you do not have proof of ownership and valid photo identification, you may not be admitted to the Annual Meeting. All bags, briefcases and packages will be held at registration and will not be allowed in the meeting. We will not permit the use of cameras (including cell phones or other devices with photographic capabilities) and other recording devices in the meeting room.

Who is paying for this proxy solicitation?

The accompanying proxy is being solicited by the board of directors of the Company. In addition to this solicitation, directors and employees of the Company may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. In addition, the Company may also retain one or more third parties to aid in the solicitation of brokers, banks and institutional and other stockholders. We will pay for the entire cost of soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What happens if the Annual Meeting is postponed or adjourned?

Unless the polls have closed or you have revoked your proxy, your proxy will still be in effect and may be voted once the Annual Meeting is reconvened. However, you will still be able to change or revoke your proxy with respect to any proposal until the polls have closed for voting on such proposal.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results are expected to be announced at the Annual Meeting. Final voting results will be reported on a Current Report on Form 8-K filed with the SEC no later than May 27, 2014.

How can I find Qlik’s proxy materials and annual report on the Internet?

This proxy statement and the 2013 annual report are available at our corporate website at www. investor.qlik.com. You also can obtain copies without charge at the SEC’s website at www.sec.gov. Additionally, in accordance with SEC rules, you may access these materials at www.proxyvote.com which does not have “cookies” that identify visitors to the site.

How do I obtain a separate set of Qlik’s proxy materials if I share an address with other stockholders?

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions received only one copy of the Notice. This practice is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have a separate copy of the Notice or our annual report and/or proxy statement mailed to you or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your Notice or proxy card. We will deliver such additional copies promptly upon receipt of such request.

In other cases, stockholders receiving multiple copies at the same address may wish to receive only one. If you would like to receive only one copy if you now receive more than one, please submit your request to the address or phone number that appears on your Notice or proxy card.

Can I receive future proxy materials and annual reports electronically?

Yes. This proxy statement and the 2013 annual report are available on our investor relations website located at www. investor.qlik.com. Instead of receiving paper copies in the mail, stockholders can elect to receive an email that provides a link to our future annual reports and proxy materials on the Internet. Opting to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business, will reduce the environmental impact of our annual meetings and will give you an automatic link to the proxy voting site.

Whom should I call if I have any questions?

If you have any questions, would like additional Qlik proxy materials or proxy cards, or need assistance in voting your shares, please contact Investor Relations, Qlik Technologies Inc., 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087 or by telephone at (484) 685-0578.

May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

Yes. The following requirements apply to stockholder proposals, including director nominations, for the 2015 annual meeting of stockholders.

Requirements for Stockholder Proposals to be Considered for Inclusion in Qlik’s Proxy Materials:

Stockholders interested in submitting a proposal (other than the nomination of directors) for inclusion in the proxy materials to be distributed by us for the 2015 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion in Qlik’s proxy materials, stockholder proposals must be received at our principal executive offices no later than the close of business on December 3, 2014 which is the 120th day prior to the first anniversary of the date that we released this proxy statement to our stockholders for the Annual Meeting. To be included in our proxy materials, your proposal also must comply with our amended and restated bylaws and Rule 14a-8 promulgated under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2015 annual meeting of stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2015 annual meeting of stockholders. Proposals should be sent to Qlik Technologies Inc., 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087, Attention: Corporate Secretary.

Requirements for Stockholder Nomination of Director Candidates and Stockholder Proposals Not Intended for Inclusion in Qlik’s Proxy Materials:

Stockholders who wish to nominate persons for election to the Board of Directors at the 2015 annual meeting of stockholders or who wish to present a proposal at the 2015 annual meeting of stockholders, but who do not intend for such proposal to be included in our proxy materials for such meeting, must deliver written notice of the nomination or proposal to Qlik Technologies Inc., 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087, Attention: Corporate Secretary no earlier than January 17, 2015 and no later than February 16, 2015. However, if the 2015 annual meeting of stockholders is held earlier than April 20, 2015 or later than June 19, 2015, nominations and proposals must be received no later than the close of business on the later of (a) the 90th day prior to the 2015 annual meeting of stockholders and (b) the 10th day following the day we first publicly announce the date of the 2015 annual meeting. In addition, if the number of directors to be elected to the board of directors is increased and we do not publicly announce all of the nominees for election or specify the size of the increase by March 26, 2015, then proposals with respect to nominees for any new positions created by the increase in board size must be delivered to the address listed above no later than the 10th day following such public announcement. The stockholder’s written notice must include certain information concerning the stockholder and each nominee and proposal, as specified in our amended and restated bylaws.

Copy of Bylaws:

A copy of our bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Corporate Secretary, Qlik Technologies Inc., 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087. A current copy of our bylaws also is available at our corporate website at www.investor.qlik.com.

Important Notice Regarding the Availability of Proxy Materials

for the Meeting to be Held on Tuesday, May 20, 2014

This proxy statement and our annual report are available on-line at www.proxyvote.com.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

General

Our board of directors is currently comprised of seven (7) directors divided into three classes with staggered three-year terms. There are currently two directors in Class I, three directors in Class II and two directors in Class III. The term of office of our Class I directors, Lars Björk and Bruce Golden, will expire at this year’s Annual Meeting. The term of office of our Class II directors, Deborah C. Hopkins, Paul Wahl, and Steffan C. Tomlinson will expire at the 2015 annual meeting of stockholders. The term of office of our Class III directors, John Gavin, Jr. and Alexander Ott, will expire at the 2016 annual meeting of stockholders. There are no family relationships among any of our directors or executive officers. It is our policy to encourage nominees for director to attend the Annual Meeting.

Nominees for Election as Class I Directors at the Annual Meeting

This year’s nominees for election to the board of directors as our Class I directors to serve for a term of three years expiring at the 2017 annual meeting of stockholders, or until their successors have been duly elected and qualified or until their earlier death, resignation or removal, are provided below. The age of each director as of March 21, 2014 is set forth below. Each of the nominees has agreed to serve as a director if elected, and we have no reason to believe that either nominee will be unable to serve if elected.

Name	Age	Positions and Offices Held with Company	Director Since
Lars Björk	51	Director, President and Chief Executive Officer	2004
Bruce Golden	55	Director and Chairman	2004

The following is additional information about each of the nominees as of the date of this proxy statement, including their business experience, public company director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating/corporate governance committee and our board of directors to determine that the nominees should serve as one of our directors.

Lars Björk is our President and Chief Executive Officer. He has served as our President and Chief Executive Officer since October 2007 and as a member of our board of directors since October 2004. From August 2006 to October 2007, he served as our Chief Financial Officer and Chief Operating Officer. From August 2000 to August 2006, Mr. Björk served as Chief Financial Officer of QlikTech International AB. From January 1999 to August 2000, he served as Chief Information Officer of Resurs Finance. From May 1994 to January 1999, Mr. Björk served as Chief Financial Officer of ScandStick, a manufacturer of adhesive material. Mr. Björk received an M.B.A. from the University of Lund, Sweden and a Degree in Engineering from the Technical College in Helsingborg, Sweden. Our board of directors believes that Mr. Björk should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Björk has significant executive experience and knowledge of our business gained from serving as our Chief Executive Officer and formerly as our Chief Financial Officer and Chief Operating Officer.

Bruce Golden is a partner at Accel Partners which he joined in 1997. He has served as a member of our board of directors since 2004 and as Chairman of our board of directors since 2009. Mr. Golden has led a number of investments in enterprise software and Internet-related companies while at Accel and served as a member of the board of directors of Responsys Inc. until it was acquired in February 2014, comScore, Inc. until September 2011 and several private companies. Mr. Golden holds an M.B.A. from Stanford University and a B.A. in political science from Columbia University. Our board of directors believes that Mr. Golden should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Golden has substantial experience resulting from his being a partner at a global venture capital firm since 1997 where he has invested in and advised a number of international enterprise software and internet-related companies.

Required Vote and Recommendation of the Board of Directors for Proposal One

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of our Class I directors. The two nominees receiving the most “FOR” votes among votes properly cast in person or by proxy will be elected to the board as Class I directors. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as director. Shares represented by signed proxy cards will be voted on Proposal 1 “FOR” the election of Mr. Björk and Mr. Golden to the board of directors at the Annual Meeting, unless otherwise marked on the card. A broker non-vote or a properly executed proxy marked “WITHHOLD” with respect to the election of a Class I director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU

VOTE “FOR” LARS BJÖRK AND BRUCE GOLDEN

Continuing Directors Not Standing for Election

Certain information about those directors whose terms do not expire at the Annual Meeting is furnished below, including their business experience, public company director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating/corporate governance committee and our board of directors to determine that the directors should serve as one of our directors. The age of each director as of March 21, 2014 is set forth below.

Name	Age	Positions and Offices Held with Company	Director Since

John Gavin, Jr.	58	Director	2010

Deborah C. Hopkins	59	Director	2011

Alexander Ott	49	Director	2004

Steffan C. Tomlinson	42	Director	2013

Paul Wahl	61	Director	2004

Class II Directors (Terms Expire in 2015)

Deborah C. Hopkins has served as a member of our board of directors since April 2011. Based in Palo Alto, California, Ms. Hopkins has served as Citi’s Chief Innovation Officer since 2008. Her mission is client-focused innovation. Ms. Hopkins focuses on building partnerships with venture capitalists, start-ups, corporations, universities and thought leaders to support the incubation of emerging technologies in the design, development, and implementation of disruptive customer centric business models. She serves also as Chairman of Citi’s venture capital initiatives. Since joining Citi in 2003, Ms. Hopkins’ previous positions include Chief Operations and Technology Officer, and head of Corporate Strategy and Mergers & Acquisitions. She has co-chaired Citi’s women’s initiative, and previously served for five years on the board of directors for Citibank N.A., and Citicorp Holdings, Inc. Prior to joining Citi, Ms. Hopkins was CFO at Boeing, CFO at Lucent Technologies, and served for five years on the Board of Directors of the DuPont Company. She is an advisor to Riverwood Capital. Our board of directors believes that Ms. Hopkins should serve as a director of the Company, in light of its business and structure, because of her significant leadership positions at various multinational companies, and her vast experience in the convergence of finance, technology and innovation. She is a proven big-picture change leader who curates a culture of creativity and collaboration inspired by customer needs and innovation.

Steffan C. Tomlinson joined our board in January, 2013. He has served as the chief financial officer of Palo Alto Networks since February 2012. From September 2011 to January 2012, Mr. Tomlinson was chief financial officer at Arista Networks, Inc., a provider of cloud networking solutions. From April 2011 to September 2011, Mr. Tomlinson was a partner and chief administrative officer at Silver Lake Kraftwerk, a private investment firm. From September 2005 to March 2011, Mr. Tomlinson was chief financial officer of Aruba Networks, Inc., a provider of intelligent wireless LAN switching systems. From 2000 until its acquisition by Juniper Networks, Inc., a supplier of network infrastructure products and services, in 2005, Mr. Tomlinson served in several roles, including chief financial officer, at Peribit Networks, Inc., a provider of WAN optimization technology. Mr. Tomlinson holds an M.B.A. from Santa Clara University and a B.A. in Sociology from Trinity College. Our board of directors believes that Mr. Tomlinson should serve as a director of the Company, in light of its business and structure because of his significant leadership positions in the high technology sector and vast experience with operational finance.

Paul Wahl has served as a member of our board of directors since 2004. He served as CEO of Causata, Inc. until its acquisition in August 2013. From April 1999 until his retirement in March 2003, Mr. Wahl served as president and chief operating officer of

Siebel Systems, Inc. From October 1998 until March 1999, he served as the chief executive officer of TriStrata. From January 1996 until September 1998, Mr. Wahl served as chief executive officer of SAP America, Inc. and as an executive board member of SAP AG. From April 1991 until December 1995, he was an executive vice president of SAP AG. In the past five years Mr. Wahl has served on the board of directors of Lawson Software, Inc., ICWAG, Causata, Inc. and Trufa, Inc. Mr. Wahl holds a degree in business administration from Business School ULM in Germany. Our board of directors believes that Mr. Wahl should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Wahl has significant experience in several areas applicable to service on our board of directors and its committees, including financial reporting, operations management, corporate governance and risk management, and has had leadership roles in numerous international businesses.

Class III Directors (Terms Expire in 2016)

John Gavin, Jr. has served as a member of our board of directors since February 2010. Since June 2008, Mr. Gavin has engaged in consulting, advisory and investment activities. Mr. Gavin served as Chief Financial Officer of BladeLogic, Inc. from January 2007 until June 2008, when it was acquired by BMC Software. From April 2004 through December 2006, Mr. Gavin was Chief Financial Officer of Navisite, Inc. From February 2000 through December 2001, Mr. Gavin served as the Senior Vice President and Chief Financial Officer of Cambridge Technology Partners, which was acquired by Novell, Inc. Prior to 2000, Mr. Gavin spent twelve years at Data General Corporation rising to the post of Chief Financial Officer. Mr. Gavin also spent ten years at Price Waterhouse LLP and is a certified public accountant. Mr. Gavin has served on the board of directors as the chair of the audit committee of Vistaprint, N.V. since 2006. From 2001 to 2005 Mr. Gavin was a member of the board of directors and the audit chairman for Ascential Software which was acquired by IBM in April 2005. Mr. Gavin served as a member of the board of directors of Consona Corporation until 2012 and serves as a member of the board of directors of BroadSoft, Inc. and Varonis Systems, Inc. Mr. Gavin holds a B.S. in accounting from Providence College. Our board of directors believes that Mr. Gavin should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Gavin has significant executive experience in the technology industry and substantial knowledge of finance and accounting.

Alexander Ott has served as a member of our board of directors since 2004. Mr. Ott is the owner of Cross Continental Ventures, a global advisory firm, which he founded and has managed since 2003. He was a Venture Partner at Jerusalem Venture Partners from 2003 to 2011. From 1999 to 2003, Mr. Ott was a member of the executive committee of Siebel Systems where he ran the Europe, Middle East and Africa division and subsequently the Americas division. From 1990 to 1999, Mr. Ott had several executive positions at SAP AG and SAP America, Inc., including Chief Executive Officer of International Markets, Senior Vice President of Latin America and Senior Vice President of Marketing and Global Alliances. Mr. Ott currently serves on the board of directors of various private companies. Mr. Ott has a degree in Business Management from University (BA) Mannheim, Germany. Our board of directors believes that Mr. Ott should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Ott has substantial experience serving in leadership roles in numerous international businesses which has provided him with extensive knowledge relating to financial reporting, operations management, corporate governance and other areas applicable to service on our board of directors and its committees.

CORPORATE GOVERNANCE

Independent Directors

Each of our directors, other than Lars Björk, qualifies as an independent director in accordance with the published listing requirements of the Nasdaq Global Market, or Nasdaq. The Nasdaq director independence definition includes a series of objective tests, such as that the director is not also one of our employees and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, our board of directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating/corporate governance committee. Our board of directors and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent from time to time as appropriate. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Each current member of the nominating/corporate governance committee of our board of directors qualifies as an independent director in accordance with the Nasdaq standards described above and SEC rules and regulations. Each current member of the audit committee and the compensation committee satisfies the independence criteria applicable to members of such committees under the Nasdaq listing requirements and SEC rules and regulations. Each committee of our board of directors has a written charter approved by our board of directors. Copies of each charter are posted on our website at www.qlik.com under the Investor Relations section. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

The table below lists the current membership of each committee and the number of committee meetings held in 2013.

	Audit Committee	Compensation Committee	Nominating /Corporate Governance Committee
John Gavin, Jr.	Chairman
Bruce Golden		Member	Chairman
Deborah C. Hopkins			Member
Alexander Ott		Chairman
Steffan C. Tomlinson (1)	Member
Paul Wahl	Member
Number of Meetings held in 2013	9	6	4

(1)	Mr. Tomlinson was appointed as a director and member of the audit committee on January 28, 2013.

The primary responsibilities of each committee are described below.

Audit Committee

Our audit committee currently consists of John Gavin, Jr., Steffan C. Tomlinson and Paul Wahl. Mr. Tomlinson became a member of our audit committee effective January 2013. Each member of our audit committee can read and has an understanding of fundamental financial statements. Mr. Gavin serves as chairman of the audit committee.

Mr. Gavin qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The designation of Mr. Gavin as an “audit committee financial expert” does not impose on him any duties, obligations or liability that are greater than those that are generally imposed on him as a member of our audit committee and our board of directors, and his designation as an “audit committee financial expert” pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our audit committee or board of directors.

The audit committee monitors our corporate financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. Our audit committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. Our audit committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. All related party transactions will be approved by our audit committee before we enter into them.

Both our independent registered public accounting firm and internal financial personnel regularly meet with, and have unrestricted access to, the audit committee.

Compensation Committee

Our compensation committee currently consists of Bruce Golden and Alexander Ott. Mr. Ott serves as chairman of our compensation committee. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. In addition, each of our directors serving on our compensation committee satisfies the heightened independence standards under Nasdaq listing standards.

The compensation committee reviews, makes recommendations to the board of directors and approves our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, and stock option and other incentive compensation arrangements. The compensation committee also defines and explains the Company’s overall compensation objectives and structure relating to executive officers and directors. In addition, our compensation committee administers our stock option plans, including reviewing and granting stock options with respect to our executive officers and directors and may, from time to time, assist our board of directors in administering our stock option plans with respect to all of our other employees.

In accordance with Nasdaq listing standards and our amended and restated compensation committee charter, our compensation committee has the authority and responsibility to retain or obtain the advice of compensation consultants, legal counsel and other compensation advisors, the authority to fund such advisors, and the responsibility to consider the independence factors specified under applicable law and any additional factors the compensation committee deems relevant. Since 2011, our compensation committee has engaged Compensia, a well-known consulting firm specializing in executive compensation, as its independent compensation consultant. The compensation committee assessed the independence of Compensia pursuant to applicable SEC rules and Nasdaq listing standards and concluded that the work of Compensia has not raised any conflict of interest.

Nominating/Corporate Governance Committee

Our nominating/corporate governance committee currently consists of Bruce Golden and Deborah C. Hopkins. Mr. Golden serves as chairman of the nominating/corporate governance committee. Our nominating/corporate governance committee identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors, conducts searches for appropriate directors and evaluates the performance of our board of directors and of individual directors. In evaluating potential nominees to the board of directors, the nominating/corporate governance committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experience can enhance the effectiveness of our board of directors. Accordingly, as part of its evaluation of each candidate, the nominating/corporate governance committee takes into account that candidate’s background, experience, qualifications, attributes and skills that may complement, supplement or duplicate those of other prospective candidates and current directors. In addition, the Company engaged Kindred Partners in 2013 to identify and evaluate board candidates. The nominating/corporate governance committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the board of directors concerning corporate governance matters.

Compensation Committee Interlocks and Insider Participation

As noted above, the compensation committee of our board of directors currently consists of Bruce Golden and Alexander Ott. None of our executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or our compensation committee.

Board Meetings and Attendance

The board of directors held nine (9) meetings in 2013. Each member of the board of directors attended 75% or more of the aggregate of (i) the total number of board meetings held during the period of such member’s service and (ii) the total number of meetings of committees on which such member served, during the period of such member’s service.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged, but not required, to attend our annual stockholder meetings. All of our directors attended our last annual meeting.

Board Leadership

Our board of directors separates the positions of chairman of the board of directors and chief executive officer. Separating these positions allows our chief executive officer to focus on our day-to-day business, while further enabling the chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that our chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman of the board of directors, particularly as the board of directors’ oversight responsibilities continue to grow. We believe that having separate positions and having an independent outside director serve as chairman of the board of directors is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.

Risk Oversight

Our board of directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our board of directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company and our various operational subsidiaries, our board of directors and the boards of directors of our subsidiaries address the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our board committees also oversees the management of our Company’s risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our finance and legal teams report to the audit committee and are responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our audit committee meets privately with representatives from our independent registered public accounting firm and our Chief Financial Officer and Chief Accounting Officer. The audit committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our board of directors regarding these activities.

Employee Compensation Risks

As part of its oversight of our Company’s executive compensation program, our compensation committee considers the impact of the program, and the incentives created by the compensation awards that it administers, on our Company’s risk profile. In addition, the compensation committee reviews all of our Company’s compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to our Company. The compensation committee has determined that, for all employees, our Company’s compensation programs are not reasonably likely to have a material adverse effect on our Company.

Election of Officers

Our officers are currently elected by our board of directors on an annual basis and serve until their successors are duly elected and qualified, or until their earlier resignation or removal. There are no family relationships among any of our officers or directors.

Limitation of Liability and Indemnification

We have entered into indemnification agreements with each of our directors. The form of agreement provides that we will indemnify each of our directors against any and all expenses incurred by that director because of his or her status as one of our directors, to the fullest extent permitted by Delaware law, our restated certificate of incorporation and amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, but subject to various exceptions, we will advance all expenses incurred by our directors in connection with a legal proceeding.

Our restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors. The restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives any improper personal benefit.

Our restated certificate of incorporation also provides that if Delaware law is amended, after the approval by our stockholders of our restated certificate of incorporation, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. The foregoing provisions of the restated certificate of incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. As permitted by Section 145 of the Delaware General Corporation Law, our restated certificate of incorporation provides that we may indemnify our directors to the fullest extent permitted by Delaware law and the restated certificate of incorporation provisions relating to indemnity may not be retroactively repealed or modified so as to adversely affect the protection of our directors.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that we are authorized to enter into indemnification agreements with our directors and officers and we are authorized to purchase directors’ and officers’ liability insurance, which we currently maintain to cover our directors and executive officers.

Communications to the Board of Directors

Stockholders interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Qlik Technologies Inc. at 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087, Attn: Corporate Secretary. The Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications. If deemed an appropriate communication, the Secretary will forward it, depending on the subject matter, to the chairman of a committee of the board of directors or a particular director, as appropriate.

Director Compensation

In April 2010, our board of directors adopted a compensation program for outside directors which became effective upon our initial public offering in July 2010. Our current non-employee director compensation program, which was amended by our compensation committee, following consultation with Compensia, effective as of our 2013 annual meeting of stockholders, is described below.

Term	Amended Program
Annual Cash Retainer	$50,000

Initial Equity Award	Restricted stock unit award having a fair market value of $175,000 as of the date of award in lieu of Annual Equity Grant.

Annual Equity Grant	An equity award with a fair market value of $175,000 at each annual meeting

Chairman of Board Compensation	Additional annual retainer of $20,000

Chair of Audit Committee Compensation	Additional annual retainer of $20,000

Chair of Compensation Committee Compensation	Additional annual retainer of $15,000

Chair of Nominating/Corporate Governance Committee Compensation	Additional annual retainer of $9,500

Member of a Committee	Additional annual retainer of $5,000

All cash retainer fees will continue to be paid in four quarterly payments under the amended non-employee director compensation program. The initial equity award and annual equity grant will continue to vest in full under the amended non-employee director compensation program on the earliest of:

•	the one year anniversary of the grant date,

•	the death of the recipient or

•	a change of control of our Company.

A non-employee director who receives an initial equity award may receive an additional annual equity award in the same calendar year if our board of directors determines that such initial grant is appropriate. All options granted to the non-employee directors will have an exercise price equal to the fair market value of our Common Stock on the date of the grant.

In March 2013, our compensation committee granted Steffan Tomlinson an option to purchase 48,263 shares of our Common Stock with an exercise price of $27.21, the closing price of our Common Stock on the date of grant. The option grant was granted outside of our non-employee director compensation program and will become exercisable in equal quarterly increments over a three-year period so long as Mr. Tomlinson remains a director of the Company.

We currently have a policy to reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board and committee meetings.

Director Compensation Table for Year Ended December 31, 2013

The following table sets forth information regarding compensation earned by each of our non-employee directors during the fiscal year ended December 31, 2013:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
John Gavin, Jr.	$66,250	$176,168	$—	$242,418

Bruce Golden	$78,875	$176,168	$—	$255,043

Deborah C. Hopkins	$49,375	$176,168	$—	$225,543

Alexander Ott	$61,250	$176,168	$—	$237,418

Steffan C. Tomlinson	$46,375	$176,168	$613,761	$836,304

Paul Wahl	$49,375	$176,168	$—	$225,543

(1)	Mr. Björk was not eligible in 2013 to receive any compensation from us for service as a director pursuant to our non-employee director compensation plan because Mr. Björk is a Company employee.
(2)	The amounts reported in this column represent the aggregate grant date fair value of restricted stock unit awards computed in accordance with FASB ASC Topic 718. See Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of our assumptions in determining the ASC 718 values of our stock awards.
(3)	The amounts reported in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. See Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of our assumptions in determining the ASC 718 values of our option awards.

The following table sets forth information regarding outstanding equity awards held by each of our non-employee directors as of December 31, 2013:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Name

John Gavin, Jr.	20,000	—	$5.18	03/30/2020	6,100	$162,443

Bruce Golden	—	—	—	—	6,100	$162,443

Deborah C. Hopkins	—	—	—	—	6,100	$162,443

Alexander Ott	—	—	—	—	6,100	$162,443

Steffan C. Tomlinson	12,066	36,197	$27.21	03/07/2023	6,100	162,443

Paul Wahl	—	—	—	—	6,100	$162,443

(1)	The value of the unvested shares of Common Stock underlying the restricted stock unit award was calculated by multiplying the number of unvested shares of Common Stock by $26.63, the closing market price of shares of our Common Stock on December 31, 2013.

PROPOSAL 2

APPROVAL OF THE QLIK TECHNOLOGIES INC. 2014 EXECUTIVE PERFORMANCE AWARD PLAN

We are asking stockholders to approve the Qlik Technologies Inc. 2014 Executive Performance Award Plan, which we refer to as the “Performance Plan.” The Performance Plan is intended to provide a single, comprehensive program under which we may structure both cash and equity-based awards in a manner designed to qualify as “performance-based compensation” under, and thereby avoid the limitations on the deductibility of such compensation imposed by, Section 162(m) of the Internal Revenue Code. The Performance Plan is intended as the successor to our Executive Incentive Cash Bonus Plan, which we refer to as our “2011 Plan,” and which was approved by our stockholders at the 2011 Annual Meeting.

Under the federal tax laws, a publicly-held company such as Qlik will not be allowed a federal income tax deduction for compensation paid to certain “covered employees” to the extent that the compensation exceeds $1 million in any year. For this purpose, “covered employees” includes a company’s chief executive officer and its three other most highly compensated executive officers (other than, under current law, the company’s chief financial officer). An exception to this loss deduction rule is available for compensation that qualifies as “performance-based compensation.” Among the conditions imposed on performance-based compensation is the requirement that such compensation be paid under a plan that has been approved by the company’s stockholders and as to which disclosure of material terms of the performance goals has been made. For purposes of Section 162(m), the material terms required to be disclosed include the employees eligible to receive the compensation, a description of the business criteria on which the performance goal is based, and the maximum amount of compensation that can be paid during a specified period to an employee under the performance goal. With respect to the various awards that may be granted under the Performance Plan, each of these aspects is discussed below, and stockholder approval of the Performance Plan will be deemed to constitute approval of each of these aspects of the Performance Plan for purposes of the stockholder approval requirements of Section 162(m).

Our Board of Directors believes that approval of the Performance Plan is in our stockholders’ best interests because it links a portion of executive compensation to Company performance, while providing an opportunity to reduce our income tax expense by maximizing the deductibility of compensation expense. If our stockholders approve this Proposal 2, then to the extent we grant future cash and equity-based awards under the Performance Plan to persons subject to Section 162(m), the compensation paid under these awards will not be subject to the corporate tax deduction limits of Section 162(m). If our stockholders do not approve this Proposal 2, then we will not be able to operate or pay to our executive officers cash and equity-based awards that qualify as performance-based compensation for purposes of Section 162(m) under the Performance Plan. Irrespective of whether or not our stockholders approve this Proposal 2, we reserve the right to grant and pay cash and equity awards that are not intended to qualify as performance-based compensation under Section 162(m) to our officers and other key employees outside the scope of the Performance Plan should our compensation committee determine in its discretion that it is appropriate to do so. Any such other awards will not be a substitute for payments under the Performance Plan if our stockholders do not approve this Proposal 2, or, having received stockholder approval, if the performance goals applicable to a Performance Plan award are not achieved.

Vote Required for Approval and Recommendation of Board

Approval of this Proposal 2 will require the affirmative vote of a majority of the shares of Common Stock voted on the matter. Under Delaware law and the Bylaws, abstentions are counted as votes cast, and therefore have the same effect as votes against this Proposal. Approval of this Proposal 2 will constitute approval of the material terms of the Performance Plan for purposes of Section 162(m) of the Code.

The Board recommends that stockholders vote FOR approval of the Company’s 2014 Executive Performance Award Plan.

Terms and Conditions of the Performance Plan

The following is a summary of the principal terms and provisions of the Performance Plan, which is filed with the SEC as an Appendix to this proxy statement. The following summary does not purport to be a complete description of all provisions of the Performance Plan. To the extent there is a conflict between this summary and the actual terms of the Performance Plan, the actual terms of the Performance Plan will govern. Any stockholder who wishes to obtain a copy of the actual plan may do so upon written request to: Corporate Secretary at 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087 or may access the document from the SEC’s website at www.sec.gov.

Purpose. The purpose of the Performance Plan is to allow the Company to align management’s efforts with the strategic goals of the Company by granting competitive performance-based incentive cash and equity-based awards that are deductible as “performance-based compensation” under Section 162(m). Because Section 162(m) imposes certain procedural requirements on performance-based compensation, and because there is limited binding guidance interpreting these Section 162(m) requirements, the Company cannot guarantee that all awards under the Performance Plan to covered employees will qualify under Section 162(m). However, we intend to administer the Performance Plan in compliance with Section 162(m) with respect to employees who may be subject to Section 162(m).

Participants. Individuals eligible for Performance Plan awards are certain employees of the Company and its subsidiaries selected by our compensation committee. If the Performance Plan were in effect as of March 21, 2014, there would be 7 executive officers eligible to receive cash and equity-based awards. As a potential future participant in the Performance Plan, each of our executive officers has an interest in this proposal. Non-employee directors and consultants of the Company and its subsidiaries are not eligible to participate in the Performance Plan.

Term. The Performance Plan will terminate no later than immediately prior to the first annual meeting of stockholders occurring in 2019, unless terminated earlier in the discretion of our Board of Directors or compensation committee.

Types of Awards. The Performance Plan permits the grant to eligible employees of cash awards and certain equity awards, including restricted stock awards and restricted stock units, that pay upon achievement of one or more performance goals. The performance goals that may apply to such awards are those set forth below under the caption “Performance Goals.” The Performance Plan also allows the grant of stock options and stock appreciation rights, or SARs, that do not incorporate any performance condition other than the stock price-based condition inherent in such awards (each of which must have an exercise price at least equal to the grant date fair market value of the underlying stock). Additional details about the terms of equity awards is set forth below under the caption “Material Terms of Equity Awards.”

2010 Equity Plan Considerations.

The Performance Plan permits the grant of equity awards that qualify as performance-based compensation under Section 162(m). The Performance Plan does not reserve shares for issuance to satisfy such awards. Rather, the shares underlying any equity-based awards granted to eligible employees under the Performance Plan will come from our 2010 Omnibus Equity Incentive Plan, or the “Equity Plan,” which our Board of Directors and stockholders approved just prior to our initial public offering in 2010. Equity awards granted under the Performance Plan will in all respects be subject to the terms and conditions of our Equity Plan. We are not amending the terms of the Equity Plan. However, certain of the terms of the Performance Plan are more restrictive than those of the Equity Plan and adoption of the Performance Plan will result in the application of these more restrictive terms to the Equity Plan in certain respects, as described below in “Maximum Award Limits” and “Repricings.”

Approval of the Performance Plan does not require that we grant equity awards to eligible employees solely under that plan, and our compensation committee may choose in its discretion at any time to grant awards that are not intended to qualify as performance-based compensation under Section 162(m) under our Equity Plan. Except as specifically described in this Proposal 2, approval and adoption of the Performance Plan in no way limits our ability to continue to operate and grant awards under our Equity Plan.

As of March 31, 2014, there are approximately 6.0 million shares of Common Stock reserved for issuance under our Equity Plan and 10.1 million shares subject to outstanding stock options, SARs and restricted stock units granted under that plan. The share reserve of our Equity Plan is adjusted from time to time to account for the cancellation of outstanding awards or the forfeiture of shares thereunder, in addition to its automatic increase provision, as more fully described in the section titled “Equity Compensation Plan Information” below. Unless we terminate it earlier, our Equity Plan will terminate in March 2020.

2011 Plan Considerations. The Performance Plan, if adopted, will replace our 2011 Plan. If this Proposal 2 is not approved and the Performance Plan not adopted, then we will have no plan under which to grant and pay cash-based awards intended to qualify as performance-based compensation under Section 162(m).

Maximum Award Limits. If the Performance Plan is approved and adopted, the maximum number of shares of Common Stock and the maximum dollar value of cash awards that may be granted to any individual participant during a fiscal year with respect to each of the following types of awards will be:

Type of Award	Annual Limit under Performance Plan
Stock Options	500,000 Shares
SARs	500,000 Shares
Restricted Stock Awards	100,000 Shares
Restricted Stock Units	100,000 Shares
Cash Awards	$3,500,000

While the annual limit set forth above applicable to cash awards is the same as applied under our 2011 Plan, each of the annual limits for equity awards set forth above is less than the similar annual limits that currently apply under our Equity Plan, which provides an annual limit of 800,000 shares for stock options and SARs and 200,000 shares for restricted stock awards and restricted stock units. If the Performance Plan is approved, then during such period as the Performance Plan continues in effect we will adhere to the lower limits imposed by the Performance Plan with respect to equity awards whether we grant them under the Performance Plan as awards intended to qualify as performance-based compensation under Section 162(m) or under the Equity Plan as awards not intended to so qualify. If the Performance Plan is not approved, or once it expires pursuant to its terms (no later than the first annual meeting of stockholders occurring in 2019), we will no longer be subject to these decreased annual limits when operating the Equity Plan.

To the extent required by Section 162(m), shares subject to awards that are canceled will continue to be counted against the foregoing limits. Further, the compensation committee, in its sole discretion, may reduce or eliminate payment under a participant’s cash or equity-based awards under the Performance Plan to an amount below the amount otherwise payable.

Performance Goals. The Performance Plan allows the grant or vesting of cash or equity-based awards upon the attainment of certain pre-established objective performance goals. The performance goals that may be used under the Performance Plan consist of:

• Earnings (before or after taxes)	• Sales or revenue

• Earnings per share	• Expense or cost reduction

• Earnings before interest, taxes and depreciation	• Working capital

• Earnings before interest, taxes, depreciation and amortization	• Economic value added (or an equivalent metric)

• Total stockholder return	• Market share

• Return on equity or average stockholders’ equity	• Cash flow

• Return on assets, investment or capital employed	• Operating cash flow

• Operating income	• Cash flow per share

• Gross margin	• Share price

• Operating margin	• Debt reduction

• Net operating income	• Customer satisfaction

• Net operating income after tax	• Stockholders’ equity

• Return on operating revenue	• Contract awards or backlog

• Other individual or strategic goals that are objectively determinable by a third party having knowledge of the relevant facts

The foregoing performance goals are identical to those previously approved by our stockholders for awards intended to comply with Section 162(m) under both our Equity Plan and 2011 Plan.

Performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. In determining whether performance goals have been satisfied, our compensation committee may appropriately adjust any evaluation of actual performance to exclude the occurrence of any of the following: (a) the effects of currency fluctuations; (b) any or all items that are excluded from the calculation of non-GAAP earnings as reflected in any Company press release or Form 8-K filings relating to an earnings announcement; (c) asset write-downs; (d) litigation or claim judgments or settlements; (e) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (f) accruals for reorganization and restructuring programs; (g) effects of acquisition and dispositions; and (h) any extraordinary or unusual items in accordance with U.S. GAAP.

Material Terms of Equity Awards.

The terms and conditions of our Equity Plan govern the equity awards we may grant under the Performance Plan, except to the extent otherwise described in this Proposal. The following generally describes the material terms and conditions that apply to such equity awards.

Stock Options. Options granted under the Performance Plan are subject to the terms and conditions of option agreements approved by our compensation committee. Options granted under the Performance Plan will be non-statutory stock options not intended to qualify as incentive stock options under federal tax law. Options vest at the time or times, and upon such conditions, as determined by our compensation committee. Vesting of options granted under the Performance Plan may be based upon service conditions, performance conditions (including Performance Goals), or a combination of both. The exercise price of stock options may not be less than 100% of the fair market value of our Common Stock on the grant date. Optionees may pay the exercise price by using (a) cash, (b) shares of Common Stock that the optionee already owns, (c) an immediate sale of the option shares through a broker designated by us, and (d) other forms of payment approved by our compensation committee. Options generally expire 10 years after they are granted, except that they generally expire earlier upon earlier termination of service.

Stock Appreciation Rights. A SAR allows a recipient to benefit from increases in the value of our Common Stock, but does not provide any ownership interest in our Common Stock. SARs are granted pursuant to SAR agreements adopted by our compensation committee. Our compensation committee determines the strike price of each SAR, which cannot be less than 100% of the fair market value of our Common Stock on the date of grant. Upon exercise of a SAR, we will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of our Common Stock on the date of exercise over the strike price, multiplied by (b) the number of shares of our Common Stock with respect to which the SAR is exercised. Vesting of SARs granted under the Performance Plan may be based upon service conditions, performance conditions (including Performance Goals), or a combination of both. SARs generally expire 10 years after they are granted, except that they generally expire earlier if the recipient’s service terminates earlier.

Restricted Stock. Restricted stock awards are granted pursuant to restricted stock agreements adopted by our compensation committee which include provisions regarding the number of shares the participant may be issued, the purchase price, if any, and the restrictions to which the shares will be subject. Awards of restricted stock may be granted in consideration for (a) cash, (b) property, (c) past or future services rendered to us or our affiliates, or (d) any other form of legal consideration approved by our compensation committee. Vesting of restricted stock awards will be conditioned upon satisfaction of specified Performance Goals in a manner designed to comply with Section 162(m), although service-based vesting conditions may also apply. Upon termination of the participant’s service, the shares issued pursuant to a restricted stock award may be subject to forfeiture to, or repurchase by, the Company.

RSUs. RSU awards represent the right to receive the value of shares of our Common Stock at a specified date in the future. RSU awards are granted pursuant to RSU agreements adopted by our compensation committee. Upon settlement, the shares, their cash equivalent, or any combination thereof are delivered to the recipient. No cash consideration is required in connection with an RSU award. Vesting of RSU awards will be conditioned upon satisfaction of specified Performance Goals in a manner designed to comply with Section 162(m), although service-based vesting conditions may also apply. Dividend equivalents may be credited in respect of shares covered by an RSU award.

Repricings. The Equity Plan currently permits our compensation committee, without prior stockholder approval, to reprice outstanding options and SARs or cancel outstanding options and SARs in exchange for the grant of new awards. Notwithstanding this provision, should our stockholders approve the Performance Plan, we commit not to reprice options or SARs, cancel and re-grant options or SARs, or take any other action with the effect of a repricing without prior stockholder approval. We will apply such limitation to options and SARs granted under the Performance Plan and the Equity Plan, including awards that are not intended to be part of the performance-based compensation program reflected in the Performance Plan. This limitation has the practical effect of eliminating, during the period the Performance Plan remains effective, our ability to reprice stock options and SARs granted to our executive officers. If the Performance Plan is not approved, our compensation committee will retain the discretion provided by the Equity Plan to reprice outstanding stock options and SARs.

Changes in Capitalization. In the event that there is a specified type of change in our capital structure without Qlik’s receipt of consideration, such as a stock split, equitable adjustments will be made to (a) the maximum number and kind of shares subject to equity-based awards that can be granted to a participant under the Performance Plan in a fiscal year, and (b) the number and kind of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding equity-based awards under the Performance Plan. Such adjustments will be made in a manner appropriate to prevent the dilution or enlargement of benefits under the Performance Plan.

Corporate Transactions. In the event that Qlik is a party to a change in control transaction, outstanding equity awards will be governed by the terms of the Equity Plan which in turn provides that the terms of the definitive transaction agreement will govern. Such transaction agreement will provide for one or more of the following:

•	The continuation, assumption, or substitution by the surviving corporation or its parent company;

•	The cancellation of options and SARs, provided that participants be provided an opportunity to exercise their awards prior to the closing of the transaction;

•	The cancellation of options and SARs in exchange for a payment equal to the excess, if any, of (a) the value of the property the participant would have received upon exercise of the award over (b) the exercise price otherwise payable in connection with the award; or

•	The cancellation of an RSU award in exchange for a payment equal to the value that the holder of each share of Common Stock receives in the transaction.

Our obligations under cash awards are binding upon our successor and our compensation committee has discretion to provide that cash awards will become payable upon a change in control transaction.

For this purpose, a change in control transaction includes:

•	Any merger or consolidation where our voting securities represent less than 50% of the total voting power of the surviving entity or its parent;

•	The sale or disposition of all or substantially all of our assets;

•	Certain changes in the composition of our Board; and

•	Any person acquiring beneficial ownership of at least 50% of our total voting power.

Administration. The Performance Plan will be administered by the compensation committee, which will have the authority to interpret the Performance Plan, designate eligible employees, determine the terms and conditions of cash and equity-based awards, establish and certify the achievement of performance targets, and establish the amounts of awards payable under the Plan.

Our compensation committee will consist of at least two members of our Board, each of whom is intended to qualify as an “outside director,” within the meaning of Section 162(m). In addition, each member will also qualify as “independent” under Nasdaq listing standards and a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act.

Amendments or Termination. Our Board of Directors may amend or terminate the Performance Plan at any time. Amendments to the Performance Plan may require stockholder approval pursuant to applicable law or Nasdaq listing standards. The Performance Plan will terminate on the earlier of (a) a date determined by our Board, or (b) the first annual meeting of stockholders occurring in 2019.

Federal Income Tax Consequences of Awards Granted under the Performance Plan

The following is a general summary as of the date of this proxy statement of the U.S. Federal income tax consequences to participants and the Company with respect to cash and equity-based awards granted under the Performance Plan. This summary does not address state, local or foreign tax treatment, which may vary from the U.S. Federal income tax treatment.

Cash-Based Awards. In general, a participant will recognize ordinary income when a cash-based award is paid. Certain cash-based awards may be subject to Section 409A, as more fully described below.

Nonstatutory Stock Options. No taxable income is recognized by an optionee upon the grant of a stock option. The optionee will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. If the optionee is an employee or former employee, the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon resale of the purchased shares, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain depending on how long the shares were held by the optionee.

Stock Appreciation Rights. In general, no taxable income results upon the grant of a SAR. A participant will generally recognize ordinary income in the year of exercise equal to the value of the shares or other consideration received. In the case of a current or former employee, this amount is subject to withholding.

Restricted Stock. A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income when the shares vest, subject to withholding if the participant is an employee or former employee. The amount of taxable income is equal to the fair market value of the shares on the vesting date(s) less the cash, if any, paid for the shares. A participant may make a one-time election to recognize income at the time the participant receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award by making an election under Section 83(b) of the Code.

RSUs. In general, no taxable income results upon the grant of an RSU. The recipient will generally recognize ordinary income (subject to withholding if the recipient is an employee or former employee) equal to the fair market value of the shares that are delivered to the recipient upon settlement of the RSU award.

Section 409A. The foregoing description assumes that Section 409A of the Code does not apply to an award. In general, options and SARs are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of our Common Stock at the time the option or SAR was granted. Cash awards and RSUs are generally subject to Section 409A unless they are settled within two and one half months after the end of the later of (a) the end of our fiscal year in which vesting occurs or (b) the end of the calendar year in which vesting occurs. However, Section 409A permits the delay of a payment under certain circumstances to avoid the application of the deduction limit under Section 162(m). Restricted stock awards are not generally subject to Section 409A. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% federal tax in addition to the federal income tax at the participant’s usual marginal rate for ordinary income.

Tax Treatment of Qlik. The Company will generally be entitled to an income tax deduction at the time and to the extent a participant recognizes ordinary income as a result of an award granted under the Performance Plan. As described herein, Section 162(m) may limit the deductibility of awards granted under the Performance Plan.

Section 162(m) Considerations. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and three other highest compensated executive officers (other than the chief financial officer under current rules). Stock options and SARs are exempt from this limitation if (a) the exercise price is at least 100% of the fair market value of the underlying stock on the date the option or SAR is granted and (b) the plan under which the options are granted is approved by the stockholders and contains a limit on the number of options or SARs granted to any one individual under the plan during a specified period. Various other rules apply with regard to compensation committee independence and the procedures that must be followed by the committee in connection with performance-based awards under Section 162(m). Other stock awards, such as restricted stock and RSUs, must vest only upon the achievement of objective performance goals established in writing by our compensation committee while the outcome is substantially uncertain, the material terms of which have been approved by the stockholders, in order to qualify as performance-based compensation and be exempt from this limitation, as well as be granted under a plan and by a compensation committee that complies with these rules. The Performance Plan includes certain annual limits, as described above, on the number of shares that may be granted to an individual under options, SARs, restricted stock, and RSU awards in order to comply with the Section 162(m) requirements. As described above, the Performance Plan permits the grant of stock performance awards based on several different performance criteria.

The approval sought by this Proposal 2 is to qualify the Performance Plan as a plan under which Section 162(m)-qualified performance-based compensation awards may be granted. Our compensation committee reserves the right to grant awards under the Performance Plan that do not qualify as performance-based compensation. The Company has not requested a ruling from the IRS or an opinion of counsel regarding the deductibility of amounts awarded under the Performance Plan as a result of the application of Section 162(m).

New Plan Benefits and Equity-Based Award Grant Table

Future awards under the Performance Plan to eligible participants are not determinable in advance because these grants are subject to the discretion of our compensation committee. Accordingly, we have not included a table that reflects such awards. For information regarding recent cash and equity-based awards to our named executive officers under our existing compensation plans, please see the information contained in the Summary Compensation Table and the Grants of Plan-Based Awards tables in the section titled “Executive Compensation” below.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information regarding our equity compensation plans in effect as of March 21, 2014:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	10,079,265	(1)	$21.83	(2)	6,009,619	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	10,079,265	(1)	$21.83	(2)	6,009,619	(3)

(1)	Includes 9,068,383 shares issuable upon exercise of outstanding options, 484,812 shares issuable upon settlement of RSUs and 526,070 shares issuable upon exercise of Maximum Value Stock-Settled SARs under the 2010 Omnibus Equity Incentive Plan.
(2)	Does not take into account RSUs, which have no exercise price.
(3)	On January 1 of each year, the number of shares reserved under the Incentive Plan is automatically increased by 3.75% of the total number of shares of Common Stock that are outstanding at that time, or, if less, by 3,300,000 shares (or such lesser number as may be approved by the Company’s Board of Directors).

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company for the year ending December 31, 2014. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated bylaws nor other governing documents or laws require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee of the board of directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee of the board of directors would reconsider the appointment. If the appointment is ratified, the audit committee of our board of directors in its discretion may direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

In order for Proposal 3 to pass, holders of a majority of all those outstanding shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting must vote “FOR” Proposal 3. Abstentions and broker non-votes will be counted towards a quorum, however, they will not be counted either “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because the ratification of the appointment of the independent registered public accounting firm is a matter on which a bank, broker or other nominee is generally empowered to vote, no broker non-votes are expected to exist in connection with this matter.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL 3

Fees of Independent Registered Public Accounting Firm for 2013 and 2012

The following table sets forth the aggregate fees billed by Ernst & Young LLP, our independent registered public accounting firm, for audit and non-audit services rendered to Qlik in 2013 and 2012. These fees are categorized as audit fees, audit-related fees, tax fees and all other fees. The nature of the services provided in each category is described following the table.

	Year Ended December 31,
	2013	2012
Audit fees (1)	$2,030,000	$1,900,000

Audit-related fees (2)	283,000	—

Tax fees (3)	68,000	95,000

All other fees (4)	—	5,000

Total fees	$2,381,000	$2,000,000

(1)	Audit fees relate to professional services rendered for the audits of our annual consolidated financial statements, reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, statutory audits required internationally and for other services that only our independent registered public accounting firm can reasonably provide.
(2)	Audit-related fees relate to professional services rendered in connection with assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations regarding financial accounting and reporting standards and due diligence related to acquisitions.

(3)	Tax fees consist of professional services for tax compliance, tax advice and tax planning. These services include preparation of our federal and state tax returns, assistance with tax reporting requirements and audit compliance and assistance on international and domestic tax matters.
(4)	All other fees consist of professional services for advisory services related to certain corporate functions and accounting research tools.

All fees described above were pre-approved by the audit committee in accordance with the requirements of Regulation S-X under the Exchange Act.

Pre-Approval Policies and Procedures of the Audit Committee

The audit committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The audit committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the audit committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The audit committee has determined that the rendering of tax-related services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence for audit purposes. Ernst & Young LLP has not been engaged to perform any non-audit services other than tax-related services.

REPORT OF THE AUDIT COMMITTEE1

The audit committee of our board of directors operates pursuant to a charter which is reviewed annually by the audit committee. Additionally, a brief description of the primary responsibilities of the audit committee is included in this proxy statement under “Corporate Governance — Board Committees — Audit Committee”. Under the audit committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the audit committee reviewed and discussed the audited financial statements and internal control over financial reporting of the Company with management and with the independent registered public accounting firm. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Accounting Standards 61, as amended (Codification of Statements on Auditing Standards AU 380) and as adopted by the Public Accounting Oversight Board (“PCAOB”), in Rule 3200T and by PCAOB Auditing Standard No. 16, Communications with Audit Committees, including the quality, not just the acceptability of the accounting principles, the reasonableness of significant adjustments, and the clarity of the disclosures in the financial statements. In addition, the audit committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with the independent registered public accounting firm their independence.

The audit committee has adopted a charter and a process for pre-approving services to be provided by the independent registered public accountant.

Based upon the review and discussions described in the preceding paragraph, our audit committee recommended to the board of directors that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

John Gavin, Jr. (Chairman)

Steffan C. Tomlinson

Paul Wahl

[1]	The material in this report shall not be deemed to be (i) “soliciting material,” or (ii) “filed” with the SEC. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of our Common Stock as of March 21, 2014 by:

•	each stockholder, or group of affiliated stockholders, known to us to beneficially own more than 5% of our outstanding Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

The table below is based upon information supplied by officers, directors and principal stockholders and Schedule 13Gs and 13Ds filed with the SEC through March 21, 2014.

The percentage ownership is based upon 89,559,247 shares of Common Stock outstanding as of March 21, 2014.

For purposes of the table below, we deem shares of Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 21, 2014 and Common Stock subject to restricted stock unit awards that will vest within 60 days of March 21, 2014 to be outstanding and to be beneficially owned by the person holding the options, warrants or restricted stock unit award for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of Common Stock beneficially owned by them, subject to community property laws, where applicable.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders (other than our executive officers and directors)

Maverick Capital, Ltd. (2) 300 Crescent Court, 18th Floor Dallas, TX 75201	8,697,241	9.71%
BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	5,964,467	6.66%
The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	4,955,380	5.53%
Named Executive Officers and Directors

Lars Björk (5)	1,011,532	1.13%

Leslie Bonney (6)	918,767	1.02%

John Gavin, Jr. (7)	51,556	*

Bruce Golden (8)	46,010	*

Deborah C. Hopkins (9)	19,056	*

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Timothy MacCarrick (10)	0

Terrie O’Hanlon (11)	25,300	*

Alexander Ott (12)	66,100	*

William G. Sorenson (13)	77,732	*

Steffan C. Tomlinson (14)	26,210	*

Paul Wahl (15)	45,580	*

All current directors and executive officers as a group (13 persons)(16)	2,498,136	2.75%

*	Represents beneficial ownership of less than one percent of our outstanding Common Stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Qlik Technologies Inc., 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087.
(2)	Based on Schedule 13G filed with the SEC on February 14, 2014 by Maverick Capital, Ltd. (“Maverick”) in its role as investment adviser. The shares of Common Stock of the Company are owned by investment advisory clients of Maverick, and such clients have the right to receive dividends from and proceeds from the sale of such shares. To Maverick’s knowledge, the interest of no one of these clients relates to more than 5% of the class. Maverick Capital Management, LLC (“Maverick LLC”) is the General Partner of Maverick. Lee S. Ainslie III is the manager of Maverick LLC and is granted sole investment discretion pursuant to Maverick LLC’s Regulations.
(3)	Based on Schedule 13G filed with the SEC on January 31, 2014 by BlackRock, Inc. as the parent holding company of BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, BlackRock Advisors (UK) Limited, BlackRock Fund Management Ireland Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock International Limited, BlackRock Investment Management, LLC. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Common Stock of the Company. No one person’s interest in the Common Stock of the Company is more than 5% of the total outstanding common shares.
(4)	Based on Schedule 13G filed with the SEC on February 12, 2014 by The Vanguard Group (“Vanguard”) in its role as investment adviser. The shares of Common Stock of the Company are owned by investment advisory clients of Vanguard, and such clients have the right to receive dividends from and proceeds from the sale of such shares. To Vanguard’s knowledge, the interest of no one of these clients relates to more than 5% of the class.
(5)	Includes 140,982 shares issuable upon exercise of options exercisable within 60 days of March 21, 2014. Excludes 257,018 shares of Common Stock subject to options and 40,850 shares of Common Stock subject to time based restricted stock unit awards that will not vest and settle within 60 days of March 21, 2014.
(6)	Includes 916,196 shares issuable upon exercise of options exercisable within 60 days of March 21, 2014. Excludes 172,299 shares of Common Stock subject to options and 27,875 shares of Common Stock subject to time based restricted stock unit awards that will not vest and settle within 60 days of March 21, 2014.
(7)	Includes 20,000 shares issuable upon exercise of options exercisable within 60 days of March 21, 2014 and 6,100 shares of Common Stock subject to a time based restricted stock unit award that will vest and settle within 60 days of March 21, 2014.
(8)	Includes 6,100 shares of Common Stock subject to a time based restricted stock unit award that will vest and settle within 60 days of March 21, 2014.
(9)	Includes 6,100 shares of Common Stock subject to a time based restricted stock unit award that will vest and settle within 60 days of March 21, 2014.
(10)	Excludes 250,000 shares of Common Stock subject to options that will not vest within 60 days of March 21, 2014.
(11)	Ms. O’Hanlon employment with the Company terminated January 31, 2014. Stockholdings based on information provided by Ms. O’Hanlon as of December 31, 2013. Includes 25,000 shares issuable upon exercise of vested options, which will expire if unexercised prior to April 30, 2014.
(12)	Includes 6,100 shares of Common Stock subject to a time based restricted stock unit award that will vest and settle within 60 days of March 21, 2014.

(13)	Mr. Sorenson resigned from the Company effective July 31, 2013. Stockholdings based on information provided by Mr. Sorenson as of December 31, 2013. Includes 30,662 shares issuable upon exercise of vested options, 10,987 of which options expired unexercised on April 1, 2014 and 19,675 of which options were exercised following March 21, 2014.
(14)	Includes 20,110 shares issuable upon exercise of options exercisable within 60 days of March 21, 2014 and 6,100 shares of Common Stock subject to a time based restricted stock unit award that will vest and settle within 60 days of March 21, 2014. Excludes 28,153 shares of Common Stock subject to options not exercisable within 60 days of March 21, 2014.
(15)	Includes 6,100 shares of Common Stock subject to a time based restricted stock unit award that will vest and settle within 60 days of March 21, 2014.
(16)	Includes 1,406,765 shares issuable upon exercise of options exercisable within 60 days of March 21, 2014 and 36,600 shares of Common Stock subject to a restricted stock unit award that will vest and settle within 60 days of March 21, 2014. Excludes 1,150,943 shares of Common Stock subject to options and 99,050 shares of Common Stock subject to time based restricted stock unit awards that will not vest and settle within 60 days of March 21, 2014. Does not include shares beneficially owned by Terrie O’Hanlon or William Sorenson as neither of these individuals are current executives of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and certain holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC and to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us and written representations provided to us by all of our directors and officers and certain of our greater than 10% stockholders, we believe that during the year ended December 31, 2013, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, with the exception of Terrie O’Hanlon, who failed to timely report the grant of an option to purchase shares of our Common Stock on February 7, 2013. The grant was subsequently reported on Form 4 on February 20, 2013.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this proxy statement, the following is a description of transactions since January 1, 2013, in which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

All of the transactions set forth below were approved by a majority of our board of directors, including a majority of the independent and disinterested members of our board of directors. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by the audit committee and a majority of the members of our board of directors, including a majority of the independent and disinterested members of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Transactions with our Executive Officers, Directors, Key Employees and Significant Stockholders

Indemnification Agreements. We have entered into indemnification agreements with each of our directors and executive officers. The form of agreement provides that we will indemnify each of our directors and executive officers against any and all expenses incurred by that director or executive officer because of his or her status as one of our directors or executive officers to the fullest extent permitted by Delaware law, our restated certificate of incorporation and our amended and restated bylaws (except in a proceeding initiated by such person without board approval). In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors and executive officers in connection with a legal proceeding in which they may be entitled to indemnification.

Stock Option and Restricted Stock Unit Awards. For information regarding stock options, stock awards and restricted stock unit awards granted to our named executive officers and directors, see “Corporate Governance — Director Compensation” and “Executive Compensation.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive officer compensation policies and programs, our recent decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” below, and the most important factors relevant to an analysis of these policies, programs and decisions.

Executive Summary of 2013 Executive Compensation Program

We completed in 2013 our third full fiscal year as a company whose stock is publicly traded. For the year ended December 31, 2013, our total revenue grew 21% and our license revenue increased 13% over the prior year. We have had three consecutive years of total revenue growth in excess of 20%. In addition, we achieved several significant milestones, including:

•	the limited availability release of QlikView.Next, our next-generation software platform which we believe will broaden our addressable market,

•	the continued expansion into the enterprise market, closing 141 contracts that had total license and first year’s maintenance revenues exceeding $250,000 in 2013, of which 15 contracts exceeded $1.0 million, compared to 114 and 11 contracts, respectively, for the prior year,

•	the acquisitions of NComVA AB, a Swedish software company that specializes in advanced visualization technology, and QlikTech Italy, our Italian master reseller.

We also continued to invest in our business for the growth opportunities we believe are ahead of us. Despite these accomplishments, we did not meet certain revenue and margin goals that were incorporated into the performance-based features of our executive cash bonus program.

Our compensation committee continued in 2013 to incorporate performance-based compensation components into our executive compensation program and to calibrate the levels at which our executive officers are being compensated to ones that are appropriate for our Company and generally competitive for a public technology company at our stage with organic revenue growth, geographic breadth and employee growth comparable to ours. We continue to place a high level of importance on long-term compensation, with equity compensation being the primary long-term vehicle. We use options as our primary equity vehicle as we consider this an important performance metric in the technology sector.

Highlights from our 2013 executive compensation program, each of which is discussed in more detail below, include:

•	In early 2013, our compensation committee increased base salaries and target bonuses of our Chief Executive Officer and our Chief Operating Officer.

•	As the Company continues to grow at a rapid pace, it has been necessary to attract and retain key executive talent that have the skills necessary to optimize the market potential the Company believes it can achieve. During 2013, we hired Terrie O’Hanlon as our Chief Marketing Officer, Diane Adams as our Chief People Officer and Timothy MacCarrick as our Chief Financial Officer.

•	In the second quarter of 2013, as part of our long-term equity incentive (LTI) program, we granted stock options and restricted stock units to our officers including our named executive officers (excluding those who were not executive officers during the entire year). In order to meet increased market demands, the compensation committee decided to increase the percentage of RSUs from 20 percent to 30 percent.

•	Because we did not fully achieve our revenue and margin objectives for the year, our named executive officers who continued in their positions through the end of the year received cash bonus payments for 2013 performance that averaged approximately 60% of their respective 2013 bonus targets.

•	We believe that the performance-based features of our compensation program are operating effectively in that our annual cash incentive plan paid under-target level for 2013 performance and the value our named executive officers’ equity awards granted since we went public in July 2010 has fluctuated with our stock price.

Compensation Philosophy

Our executive compensation program focuses on providing competitive compensation to our executive team so as to be able to attract and retain highly qualified individuals in key management positions. It is designed with the goals of appropriately aligning the interests of our executive officers and our stockholders and motivating our management team to strive to achieve our short- and long-term strategic and business objectives. As a result of our continued growth and development since our initial public offering, including the business achievements described above, our compensation committee has taken and continues to take steps to increase to competitive levels the amount of fixed cash compensation paid to our named executive officers and incorporate more objective performance-based features into our annual cash incentive bonus program, while at the same time continuing to place great importance on long-term equity compensation as a means of nurturing an ownership culture within the Company as a whole. We operate in a high-growth competitive environment and our ability to attract and retain key talent necessary to drive revenue growth and operational excellence is key to our achieving our strategic goals and long-term success.

Our compensation committee believes that the quality, skills and dedication of our executive officers are critical factors affecting our long-term value and as such our overall compensation philosophy is to provide a competitive total compensation package that will:

•	Fairly compensate our executive officers,

•	Attract and retain qualified executive officers who are able to contribute to the long-term success of our Company,

•	Incentivize future performance toward clearly defined corporate goals, and

•	Align our executives’ long-term interests with those of our stockholders.

Overview of Process and Responsibilities for Compensation Decisions

The compensation committee of our board of directors has responsibility for:

•	Overseeing our general compensation programs,

•	Approving compensation for our executive officers,

•	Assisting with the recruitment and hiring of executive officers, including approving their initial base salaries and equity awards,

•	Evaluating the performance and development of our executive officers in their respective positions,

•	Reviewing individual compensation as well as corporate compensation principles and programs,

•	Establishing corporate and individual performance objectives as they affect compensation,

•	Making determinations as to whether and to what extent such performance objectives have been achieved and the manner in which such achievement translates into individual compensation,

•	Ensuring that our compensation programs are appropriate and effective, and

•	Engaging compensation consultants, as well as legal and other advisors when appropriate, to advise the committee on compensation matters and evaluating the independence of such consultant and advisors under applicable independence criteria.

Our compensation committee applies its judgment in determining the amount and mix of compensation elements paid under our executive compensation programs. The committee takes into account the collective experience and judgment of its members acting as a group, who rely as one reference point upon compensation data of our peer group supplied by the committee’s compensation consultant. Factors affecting the committee’s decisions regarding compensation for our named executive officers also include:

•	Our overall corporate performance including achievement of specific corporate objectives determined to be critical to our long-term success,

•	The individual officer’s performance including with respect to specified performance objectives and managing to our annual business plan,

•	The nature and scope of the officer’s responsibilities,

•	The officer’s tenure with us,

•	Internal pay equity,

•	Our annual compensation budget, and

•	Information about market compensation practices for individual officers at companies not included in our peer group but deemed relevant by our committee.

As we continue to grow and mature as a company whose stock is publicly traded, competitive market practices become an increasingly important factor in our compensation committee’s decision-making process, although its decisions are not primarily based upon this factor and it does not view its decisions as targeting specific compensation levels as derived from peer group data. Competitive market influences tend to be relatively more important in compensation decisions for newly-hired executive officers than for tenured officers, for whom corporate achievement, length of tenure, internal pay equity and individual performance are relatively more important.

Our compensation committee considers the mix of compensation components in our executive compensation program, but to date it has not adopted any formal or informal policies or specific guidelines for allocating compensation between long-term and current compensation, between cash and non-cash compensation or among different forms of non-cash compensation. However, our compensation committee has tended to place greater emphasis on variable incentive compensation (incentive bonuses and equity compensation) than on fixed compensation (base salary) for our named executive officers, and continues to place a high level of importance on equity compensation as our primary long-term incentive vehicle. As a growth company in the technology sector, our compensation committee considers stock options to be important equity compensation instruments because of the shareholder value-based performance aspect to options. Our variable cash compensation arrangements have historically been and continue to be primarily based upon the consolidated revenue achievements for our Company along with strategic corporate initiatives such as margin improvement and individual strategic performance objectives established in the early part of the fiscal year. We believe in compensating above target levels for overachievement of objectives and below target levels if achievement falls short of target-level objectives.

As mentioned above, our compensation committee has the authority under its charter to select and retain, and is directly responsible for the appointment, compensation and oversight of, compensation consultants or any other third party it retains to assist and advise it in the evaluation of director and officer compensation as well as any other compensation matters. Our compensation committee has engaged Compensia, a compensation consulting firm with particular expertise in the technology industry, as its independent compensation consultant. Compensia has not performed any services for Qlik or our board of directors other than through its engagement with the compensation committee. Based upon information provided to our compensation committee by Compensia during the first quarter of 2014, our compensation committee has concluded that there was no conflict of interest within the meaning of Rule 10C-1(b)(4) under the Securities Exchange Act of 1934 affecting Compensia’s independence in advising the committee.

In the third quarter of 2013, based upon the committee’s instructions, Compensia performed the following services with respect to executive compensation:

•	Provided recommendations regarding the composition of the Company’s peer group,

•	Conducted a competitive assessment of the Company’s current executive compensation arrangements, including analyzing peer group proxy statements, compensation survey data and other publicly available data,

•	Reviewed and advised on total compensation, including base salaries and short- and long-term incentives, including stock awards, and

•	Reviewed and advised on executive severance and change-in-control agreements.

Our chief executive officer (CEO) supports our compensation committee by driving our annual business plan process, providing information relating to ongoing progress under our annual business plan and other business and financial results, undertaking performance assessments of other executives and presenting other personnel-related information to the compensation committee. In addition, as the manager of our executive team, our CEO assesses each executive’s contribution to corporate goals as well as achievement of their individual goals and makes a recommendation to our compensation committee with respect to compensation for executive officers other than himself. Our compensation committee meets, including in executive sessions, to consider these recommendations, conducts a similar evaluation of the CEO’s contributions to corporate goals and achievement of individual goals, and makes determinations related to the CEO’s and the other executive officers’ compensation.

Peer Group

At our compensation committee’s request, Compensia has assisted the committee by determining an appropriate peer group of companies whose compensation practices and levels of executive officer pay are relevant in terms of the level of executive compensation within the market for which we compete for management talent. In preparation for the 2013 compensation cycle, Compensia reviewed and suggested certain changes to the companies included in the peer group that it had previously recommended to the compensation committee. Specifically, Compensia focused more closely on factors related to product similarity, industry relevance, level of revenue growth and global presence, while still considering market capitalization as a multiple of revenue, in identifying the companies to be included, and also identified companies that should be removed from the group because they had been or were in the process of being acquired by mid-2012. As a result of Compensia’s recommendations in this regard, our compensation committee accepted the group of companies labeled “2013 Peer Group” below as its market reference for 2013 compensation decisions. The table below also shows the companies that had been in the peer group previously referred to by the committee.

Prior Peer Group	2013 Peer Group
Actuate	Aspen Technologies
ANSYS	CommVault Systems
Ariba	Concur Technologies
CommVault Systems	Constant Contact
Fortinet	ExactTarget
Informatica	Informatica
Kenexa	J2 Global
MicroStrategy	Manhattan Associates
NetSuite	MicroStrategy
OPNET Technologies	NetSuite
RealPage	Pegasystems
SolarWinds	SolarWinds
Synchronoss Technology	Sourcefire
TIBCO Software	Splunk
TIBCO Software
The Ultimate Software Group

Our compensation committee reviewed the 2013 Peer Group data in connection with the decisions it made in its continued implementation of our LTI program, effected during the second quarter of 2013. Although the committee did not target any particular percentile within this range in approving LTI equity awards to our named executive officers, the committee reviewed the 50th and 75th percentile of the peer group data for long-term incentive awards. Similarly, the committee reviewed the 2013 Peer Group compensation at the 25th, 50th and 75th percentiles in considering the changes it approved to executive officer base salaries and target bonus levels.

Principal Elements of Executive Compensation

Our executive compensation program consists of the following components:

•	Base salary, which provides a fixed component designed to offer the executive funds from which to manage personal and immediate cash flow needs,

•	Annual incentive cash bonus, which helps drive our executives to execute successfully our annual strategic plan,

•	Long-term incentive awards in the form of stock options and, beginning in 2011, restricted stock units, both of which keep our executives focused on our long-term business and strategic goals, including equity awards as part of a new executive’s employment agreement,

•	From time to time, certain benefits related to officer relocation, in particular international relocations, or signing bonuses to new employees, which have allowed us to attract talented individuals whom we might otherwise not have been able to hire,

•	Certain benefits payable upon an executive officer’s involuntary termination in certain circumstances, which provide our executives with protection from financial disruption in the event of an involuntary employment termination including in the context of a change of control of the Company, and

•	Other benefit plans generally available to all salaried employees.

Our compensation committee believes this mix is appropriate for our executive team because it has over several years allowed us to attract and retain highly qualified individuals in an industry that is competitive on a global basis and to execute our business plan and become a leader in our industry. Our compensation committee also takes note of the fact that this mix is typical of companies in our industry and at our stage of development. We expect that our compensation committee will continue to evaluate the mix of components and the relative portion of each component of compensation based on industry trends and ongoing developments that we experience as we grow and mature as a public company.

Base Salaries. Base salary for our CEO and other executive officers is established based on the scope of their responsibilities, length of service with our Company, individual performance during the prior year, internal pay equity, and competitive market compensation. Base salaries are initially determined as a result of negotiation between the executive and the Company in connection with their initial hiring or the entering into an employment agreement. Base salaries are reviewed annually and adjusted from time to time based on competitive conditions, individual performance, our overall financial results, changes in job duties and responsibilities and our Company’s overall budget for base salary increases. The budget is designed to allow salary increases to retain and motivate successful performers while maintaining affordability within our business plan.

In March 2013, our compensation committee undertook its annual compensation review for 2013 and increased the base salaries of each of our named executive officers who served in their positions for the entire 2013 fiscal year. The decision to increase base salaries reflected a variety of factors, including our officers’ continued development as officers of a public company as well as their increased responsibilities as we expand our service offerings and our territory breadth, our continued growth on a revenue and a product development basis, and competitive market influences in a global market with intense competition for highly talented executives. As a result, the committee approved an increase in Mr. Bjork’s salary from $514,000 to $535,000 and in Mr. Bonney’s salary from $400,000 to $428,000 (converted to U.S. dollars and paid in British Pound Sterling). As a point of reference only, our compensation committee took note of the fact that Mr. Bjork’s cash compensation (base salary and target bonus) is at the 50th percentile. In connection with their joining our Company during 2013, each of Terrie O’Hanlon, Diane Adams and Timothy MacCarrick entered into an offer letter agreement with us. In each case, the offer letter agreements were negotiated by the Company’s management in consultation with and subject to the approval of our compensation committee. Under their respective offer letter agreements and subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time, the Company agreed to pay annual base salaries to these new executive officers as follows: Ms. O’Hanlon, $280,000; Ms. Adams, $350,000; and Mr. MacCarrick, $375,000.

Cash Incentive Bonus. We operate an annual cash incentive bonus program to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our long-term corporate objectives. This program is managed as part of our annual business plan process. Typically, the board of directors approves a business plan for the year that incorporates corporate-level objectives, and achievement of those objectives becomes an important factor considered by our compensation committee in setting target performance levels that apply generally to the plan as well as bonus targets that apply individually to each executive participating in the bonus plan. Each named executive officer’s target bonus amount is initially established at the time of his or her hire and may be adjusted as the compensation committee determines appropriate from time to time as part of the annual compensation review process. Actual target bonus levels for 2013 are shown in the table below.

Our annual cash incentive bonuses are paid under our Annual Incentive Cash Bonus Plan, awards from which do not qualify as performance-based compensation for purposes of the corporate tax deduction rule of Internal Revenue Code Section 162(m). Although we obtained stockholder approval in 2011 of a cash incentive bonus plan designed to permit us to grant performance-based compensation under Code 162(m), our compensation committee has concluded that it is not necessary for a company at our stage of development to manage its short-term cash incentive bonus program under a Section 162(m)-qualified plan because the amounts of compensation paid to our executive officers is not yet at levels that implicate the deduction loss rule in a material way. Our Section 162(m)-qualified cash incentive bonus program has been amended and restated into a new performance award plan, which is being submitted for stockholder approval pursuant to Proposal 2 below. See also Tax Matters below.

In March 2013, as part of its annual compensation review our compensation committee increased target cash bonus amounts for each of our named executive officers who continued in their positions for the entire 2013 fiscal year. The decision to increase these bonus targets reflected a variety of factors, similar to those taken into account in increasing base salaries for our named executive officers, as described above, and the compensation committee’s decision to substantially maintain the ratio of our named executive officer’s base salaries to their cash incentive compensation as specified in the officer’s employment agreement. As a result, the target bonus amounts for these named executive officers listed below were increased for 2013:

	2012	2013
Lars Björk	$450,000	$460,000

Leslie Bonney(1)	$400,000	$428,000

(1)	Amount set forth is the target bonus which was approved by our compensation committee in 2012 and 2013, respectively, for Mr. Bonney in U.S. dollars. Amount paid to Mr. Bonney was converted from U.S. dollars and paid in British Pound Sterling.

In connection with entering into their individual employment agreements with the Company, Ms. Adams’s, Mr. MacCarrick’s and Ms. O’Hanlon’s target bonus amounts were set at $175,000, $262,500 and $140,000, respectively, which equate to 50% for Ms. Adams and Ms. O’Hanlon and 70% for Mr. MacCarrick.

For 2013, the objectives under our Annual Incentive Cash Bonus Plan were established in the first quarter and were largely based upon our consolidated revenue achievement. The revenue objective specified that our consolidated 2013 revenue must be $486 million for bonus payment at the target level. This 2013 revenue-based objective applied to approximately 60% of the target bonus amount for each of our named executive officers. The revenue objective portion of the bonus was structured to permit payment in excess of the target amount in the event of over achievement, or less than target amount in the event of underachievement, of the revenue goal.

In addition, 40% of the 2013 target bonus for each named executive officer was subject to achievement of specified strategic and individual objectives. These individual objectives for 2013 included meeting certain Company and departmental financial operating margin and non-revenue financial metrics (20% of target bonus amount), expanding enterprise business relationships, employee satisfaction and retention initiatives, progress toward the release of QlikView. Next and certain compliance and operational excellence goals. These various non-revenue-related objectives were generally applied to each named executive officer in similar manner and proportions. At our current stage of corporate and product development, certain aspects of our annual incentive bonus program, including the strategic and individual objectives, present competitive sensitivities and we believe detailed disclosure regarding them could be detrimental to our business prospects. In general, the non-revenue related objectives under our 2013 bonus program were ambitious but capable of being achieved with focused team effort.

To further emphasize the importance we place in our performance compensation structure on revenue growth, our bonus program decreases the bonus amount to be paid if our consolidated revenue falls below 85% of target and decreases the amount paid under specified strategic and individual initiatives, even if those objectives are achieved, if target consolidated revenue is less than 95%. We did not meet our revenue target in 2013, achieving $470.5 million in consolidated revenue for the year which constituted approximately 97% of our targeted revenue objective. As a result of this achievement level, the committee, in accordance with the cash bonus plan, paid out management objectives-based bonuses to each of our named executive officers other than William Sorenson who resigned in July 2013. With respect to the non-revenue-related objectives incorporated into our bonus program, we achieved several key strategic initiatives including our limited availability release of our new product offering, implementation of employee initiatives and certain compliance and operational excellence goals. We did not meet our Company margin and certain non-revenue financial goals. As a result, no named executive officer received any bonus related to this objective. Certain executives achieved their departmental margin and certain non-revenue financial goals. In accordance with the corporate and individual bonus objectives and target bonus amounts set for each named executive officer, and after evaluating actual achievement, our compensation committee approved the following bonus payments to our named executive officers for 2013 performance, which amounts to an average of approximately 60% of the target bonus amount for each named executive officer:

Named Executive Officer	Target Bonus for Revenue- Based Objective	Actual Payment for Revenue- Based Objective	Target Bonus For Management Objectives	Actual Bonus for Management Objectives(1)	Total 2013 Bonus Payment
Lars Björk	$276,000	$211,308	$184,000	$21,000	$232,308

Leslie Bonney(2)	$256,800	$193,393	$171,200	$0	$193,393

Timothy MacCarrick(3)	$157,500	$120,383	$105,000	$78,800	$99,567

Diane Adams(4)	$105,000	$83,408	$70,000	$52,550	$79,280

Terrie O’Hanlon	$84,000	$61,800	$56,000	$21,000	$82,843

(1)	Each named executive officer received partial or whole payments for certain individual and strategic objectives except that (i) Mr. Bonney did not meet any of his individual or strategic objectives and (ii) none of the named executive officers received any bonus with respect to certain Company margin and non-revenue financial metrics.
(2)	Amounts set forth in the table are the bonus amounts which were approved by our compensation committee in 2013 for Mr. Bonney in U.S. dollars. All amounts paid to Mr. Bonney were converted from U.S. dollars and paid in British Pound Sterling.
(3)	Bonus paid to Mr. MacCarrick represents the prorated portion of the total bonus amount, based on Mr. MacCarrick’s six months of service. Also included in the actual bonus for management objectives is a non-plan discretionary bonus of $13,125 in connection with the Company’s ERP implementation.
(4)	Bonus paid to Ms. Adams represents the prorated portion of the total bonus amount, based on Ms. Adams’ seven months of service.

Long-Term Incentive Compensation. Our primary form of long term incentive awards have historically been stock options because we believe that the performance-based incentive provided by stock options strongly align our officers’ and other employees’ interests with those of our stockholders. Stock options continued during 2013 to be the primary form of equity compensation instrument used in our executive compensation program. Our stock options have an exercise price at least equal to the fair market value of our Common Stock on the grant date and generally have a ten year term. Additional vesting acceleration benefits apply in certain circumstances discussed below. We use the closing price of our stock on the Nasdaq Stock Exchange Global Select Market on the date of grant as the fair market value of our stock for purposes of establishing option exercise prices. In 2011, we also began granting restricted stock units (RSUs) because we believe it is necessary to offer full value awards to maintain our competitive position on compensation practices. To better meet such competitive demands, the compensation committee increased the percentage of RSUs from 20% of the value of the LTI award to 30% of the value of the LTI award.

Equity to employees of the Company are granted pursuant to a Grant Dating Policy which provides that equity is granted on the fifth trading day of the month following approval. Our compensation committee will evaluate our equity award grant practices from time to time and may make changes as it determines appropriate.

Historically, we had granted a stock option award in the year that an executive officer commences employment. The stock option award generally vest over four years, with 25% of the option shares vesting after one year of service and the remainder vesting in equal installments at the end of each quarter thereafter. The size of these initial equity awards are intended to offer the executive a meaningful opportunity for stock ownership relative to his or her position and reflects the compensation committee’s assessment of market conditions affecting the position as well as the individual’s potential for future responsibility within the Company. Thereafter, additional option grants or RSU awards may be made in the discretion of our compensation committee or board of directors.

The vesting applicable to our RSUs is generally in equal annual installments over the four years following grant. In connection with the commencement of employment of Diane Adams in 2013, we granted her a stock option award and a performance-based vesting RSU, the first such RSU we have granted to date to a named executive. The performance metrics applicable to her RSU are tied to key metrics related to her human resources function within the Company. While our compensation committee has not yet determined to make performance-vesting RSUs a regular part of our executive compensation program, our compensation committee is highly focused on maintaining the performance measures of our overall compensation program and is monitoring the effectiveness of these initial performance-based RSUs.

Since 2011, we have operated a long-term incentive (LTI) program for our executive officers. Our compensation committee decided that the LTI program should be structured such that the aggregate value of the annual LTI awards would generally fall within the 50th and 75th percentile range of the equity compensation awarded to executives with similar roles at the peer group companies although grants negotiated in connection with the hiring of new executive officers might not fall within that range. Under the LTI program, our compensation committee grants annual LTI awards to our executive officers in May of each year based on the committee’s determination of the value of the LTI awards to be granted to each executive officer. The committee will determine an LTI target value in dollars and then determine the exact number of equity awards based on the closing price of our stock on the date of grant.

In May 2013, our compensation committee approved LTI awards to our named executive officers who continued in their positions through the entire 2013 fiscal year. Our compensation committee reviewed the 50th and 75th percentile range of the equity compensation awarded to executives with similar roles at the peer group companies. As noted above, while our compensation committee did not target a specific percentile, it considered this range to be generally consistent with the Company’s philosophy of conserving cash pending achievement of significant product-related milestones while providing long-term equity incentives with significant upside potential. The actual target values for the 2013 LTI awards were established by the compensation committee based on numerous factors, including the peer group data, recommendations by our CEO (other than with respect to his own award), the committee members’ own judgment and experience, their view of internal equity and consistency, our Company’s recent performance, our Company’s short and long-term forecasted results, the contributions of our executive team, both as a group and individually, and the need to tailor each executive’s compensation to retain and motivate that executive.

The 2013 LTI awards under the LTI program were in the form of stock options to purchase shares of our Common Stock and RSUs, with the stock options representing 70% of the value of the aggregate LTI award provided to an executive officer and the RSUs representing the remaining 30% of the value. The stock options vest as to 25% of the shares on the first anniversary of the date of grant and as to 75% of the shares in equal increments quarterly over three (3) years thereafter. Each RSU represents a contingent right to receive one share of our Common Stock and will vest in four equal annual installments beginning on the one year anniversary of the grant date. The details of the stock option and RSU awards granted to our named executive officers in 2013 are set forth in the Summary Compensation Table and Grant of Plan-Based Awards tables that follow this Compensation Discussion and Analysis.

We believe that the performance-based features of our compensation program are operating effectively in that the value of our named executive officers’ equity awards fluctuates with our stock price. As a point of reference only, the options granted to our CEO in November 2011 and June 2013 have an exercise price above the trading price of our stock on March 24, 2014 and so he would realize no value from them currently. The stock options granted to our CEO in May 2012 with an exercise price of $22.26 have a value, based on the closing price of our stock on March 24, 2014, of approximately $5.00 per share.

In connection with their joining our Company during 2013, our compensation committee granted each of Ms. O’Hanlon, Ms. Adams and Mr. MacCarrick stock options as follows: Ms. O’Hanlon 100,000, Ms. Adams 220,000 and Mr. MacCarrick 250,000. As mentioned above, Ms. Adams also received at the time of her hiring performance-vesting RSUs for 25,000 shares. We believe that these new-hire equity awards were necessary to attract the executive talent needed to generate growth and improve operational excellence.

Severance and Change in Control Benefits. We have entered into employment agreements with each of our named executive officers that provide severance benefits in the event the executive officer’s employment is terminated by us without cause or the executive officer is terminated without cause in connection with a change in control, subject the officer’s providing us with a release of potential claims and other customary covenants. These benefits range from nine months, in the case of our CEO, to six months for our other executive officers, of their base salary and benefits. The terms of these agreements are described in more detail in the section titled “Executive Compensation — Estimated Benefits and Payments Upon Termination of Employment” below. Our board of directors and compensation committee have determined it appropriate to have these termination-related benefits in place to preserve morale and productivity and encourage retention in the face of potentially disruptive circumstances that might cause an executive to be concerned that his or her employment is in jeopardy or that might involve an actual or rumored change in control of our Company. Other than entering into employment agreements with our three new executive officers, no changes were made to the employment agreements with our named executive officers during 2013.

All of the stock options held by or hereafter granted to our named executive officers, provide for full acceleration of all unvested stock options if the executive’s employment is terminated, other than for cause, within 12 months following a change in control of our Company, sometimes called a “double trigger.” We believe this “double trigger” benefit improves stockholder value because it prevents the unintended windfall to executives if their equity were to accelerate merely as a result of a change in control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs. We believe these benefits help us compete for and retain executive talent and that, as confirmed by Compensia, they are generally in line with packages offered to executives in our industry.

In July 2013, we entered into a Separation Agreement and General Release with Mr. Sorenson. Under the separation agreement, in consideration for a general release, transition assistance and cooperation in certain post-employment matters, we agreed to fully accelerate the vesting of options to purchase an aggregate of 37,500 shares of our Common Stock and extend the period during which he is entitled to exercise his vested stock options until April 1, 2014.

In February 2014, our compensation committee approved a new Executive Severance Plan. The Executive Severance Plan will initially cover certain executive officers, including the Company’s named executive officers. Under the Executive Severance Plan, a participant who (i) in connection with or following a Change in Control (as defined in the Executive Severance Plan) is subject to an involuntary termination (meaning terminated by us without cause or resigns for good reason (in each case as defined in the Executive Severance Plan), (ii) is not entitled to severance or similar benefits under any other plan, arrangement or individualized written agreement, that together provide benefits that the Company, in its sole and reasonable discretion, determines to be of greater value than the benefits provided under the Executive Severance Plan; (iii) has executed a general release of claims in favor of the Company in a form provided by the Company within the prescribed timeframe; and (iv) has agreed to comply with obligations set forth under the Company’s standard agreements relating to confidentiality, non-competition, non-solicitation, and non-interference, will be entitled to severance benefits. Generally, severance benefits under the Plan will consist of severance pay equal to: (x) the participant’s annual base salary, payable over twelve months, (y) annual bonus for the fiscal year in which the termination occurs based upon performance goals achieved (and prorated to reflect the participant’s actual period of participation), and (z) premiums for continuing medical, dental and vision coverage for up to twelve months pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 and similar state law. If the termination is within 12 months following a Change in Control, then a percentage, established by the participant’s employment agreement or as otherwise approved by our Compensation Committee prior to a Change in Control, of the participant’s then-outstanding and unvested equity awards will accelerate effective as of the date of the participant’s termination.

Other Benefits. We provide a stipend of approximately $19,800.00 to Mr. Bonney, our Chief Operating Officer, for car expenses. Our compensation committee believes this benefit is customary for comparable officers at similar companies who are based in Europe.

Our named executive officers also participate in benefits plans generally available to our salaried employees, including health and medical benefits, flexible spending plans and the opportunity to participate in a 401(k) retirement plan or comparable foreign plan.

Stock Ownership Guidelines

Although we have always placed strong emphasis on equity participation and fostering an ownership culture, our board of directors determined in 2012 to reinforce this emphasis by adopting target stock ownership guidelines for the executive officers, other members of senior management and directors of the Company. The guidelines are designed to promote long-term stock holding and further alignment of our executive officers’ interests with those of our stockholders, as well retention, by requiring that Company insiders maintain a significant economic stake in the Company while affiliated with the Company. The guidelines are based on the position within the Company as follows:

Executive	Ownership Multiple
Chief Executive Officer	5x base salary
Chief Financial Officer	4x base salary
Chief Operating Officer	3x base salary
Chief Technology Officer	2x base salary
Other Executive Officers	1x base salary
Directors	4x annual retainer

Newly hired executives and directors have 5 years from the date of hire to achieve and maintain the required stock ownership. Existing executives have 3 years to comply. Compliance with these guidelines is monitored by the Company and the Compensation Committee. Shares beneficially owned of record by the executive, shares held in a tax-qualified benefit plan, unvested restricted shares and cash units, if issued, shares retained from option exercises, spread value of vested stock options between market value of the Common Stock at the end of the most recent financial quarter and exercise price, and deferred stock, if awarded, are included in determining satisfaction of the guidelines. As of March 31, 2014, all of our executive officers are in compliance with the ownership guidelines.

Stockholder Advisory Vote to Approve Named Executive Officer Compensation

At our 2013 annual meeting of stockholders, over 98% of the shares voted were in favor of the compensation of our named executive officers as disclosed in the proxy statement for the 2013 annual meeting of stockholders, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and other related tables and disclosures. Our compensation committee believes that the vote results confirm its view that our compensation programs are appropriate on an absolute and relative basis. The committee will consider the outcome of the stockholder advisory vote to approve named executive officer compensation each year as it makes future compensation decisions.

Policies Regarding Recovery of Incentive Awards

We expect to implement a clawback policy in accordance with the requirements of the Dodd-Frank Act and the regulations that will issue under that Act. We elected to wait until the SEC issues guidance about the proper form of a clawback policy in order to ensure that we implement a fully compliant policy at one time, rather than implementing a policy that may require amendment after the SEC regulations are released.

Tax Matters

Our board of directors and compensation committee consider when making decisions related to executive compensation our ability to deduct compensation amounts paid to our executive officers including the potential future impact of Section 162(m) of the Internal Revenue Code, a deduction limitation rule that began to apply to us in certain respects upon our initial public offering. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our CEO and each of the other named executive officers (other than our chief financial officer, under current tax rules), unless compensation is “performance-based” as defined under Section 162(m). While the deductibility of the compensation we pay to our executive officers is a factor considered by our compensation committee in designing our compensation programs and making individual compensation decisions, it is only one of several factors that are considered and our compensation committee reserves the right to award and has awarded compensation amounts that are or may not be fully deductible.

The stock options we have granted to executive officers to date are designed to qualify as performance-based compensation for purposes of Section 162(m), and we expect compensation amounts related to such options to be fully deductible. The RSUs we have granted to date do will not qualify as performance-based compensation for these purposes. At the time of our 2014 annual stockholders meeting, we will no longer qualify for special rules under Section 162(m) that apply to companies that have recently gone public. So that we may continue after this post-IPO transition period ends to grant qualifying performance-based compensation, we are submitting for approval by our stockholders through Proposal No. 2 in this proxy statement a 2014 Executive Performance Award Plan, which amends and restates our 2011 Executive Cash Bonus Plan, and if approved will allow us to grant cash and equity awards that can qualify for exemption from this deduction limitation rule. Please see Proposal No. 2 above.

In 2013, we did not pay non-performance based compensation in excess of $1,000,000 to any executive.

Compensation Committee Report2

We, as members of the compensation committee of the board of directors, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Alexander Ott (Chairman)

Bruce Golden

[2]	The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, and/or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

Policies Regarding Recovery of Incentive Awards

2013 Summary Compensation Table

The following table summarizes the compensation that we paid to our chief executive officer, chief financial officer and each of our three other most highly compensated executive officers during the year ended December 31, 2013. We refer to these officers in this proxy statement as our named executive officers.

	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)		All Other Compensation ($)		Total ($)
Name and Principal Position
Lars Björk Chief Executive Officer	2013	$535,000		$—	$662,756	$1,540,867		$232,308		$1,242		$2,972,173
	2012	514,000		—	440,748	1,760,427		195,500		1,242		2,911,917
	2011	475,000		—	220,076	880,960		618,450		810		2,195,296
Timothy MacCarrick(3) Chief Financial Officer	2013	187,500		13,125	—	3,235,275		86,442		405		3,522,747
Leslie Bonney Chief Operating Officer	2013	429,688	(4)	—	451,744	1,051,415		193,845	(4)	62,769	(4)(5)	2,189,461
	2012	412,500	(4)	—	300,510	1,200,060		183,800	(4)	61,050	(4)	2,157,920
	2011	387,750	(4)	—	151,674	600,530		584,126	(4)	58,575	(4)	1,782,655
Diane Adams(6) Chief People Officer	2013	196,314		—	—	2,847,042		79,280		725		3,123,361
Terrie O’Hanlon(7) former Chief Marketing Officer	2013	274,795		—	—	1,026,740		82,843		36,217	(8)	1,420,595
William G. Sorenson (9) former Chief Financial Officer	2013	204,167		—	—	910,056	(10)	—		21,644	(11)	1,135,867
	2012	350,000		—	200,340	800,379		114,310		4,072		1,469,101
	2011	335,000		—	101,116	400,809		335,080		2,741		1,174,746

(1)	Represents the fair value of each stock option grant or restricted stock unit award as of the date it was granted in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. These amounts do not represent the actual amounts paid to or realized by the executive for these awards.
(2)	The amounts in this column reflect bonuses paid in accordance with our 2013 cash incentive bonus program approved in 2013 by our board of directors for corporate and individual performance. See “Compensation Discussion and Analysis” above for further details regarding this program.

(3)	Mr. MacCarrick commenced employment with us in July 2013.
(4)	All amounts paid to Mr. Bonney were paid in British Pound Sterling. Amounts set forth in the table are based on amounts paid in British Pound Sterling and converted to U.S. dollars at an assumed exchange rate of $1.65 as of December 31, 2013. These amounts may be different from those reported on our Current Reports on Form 8-K or in prior years’ proxy statements due to fluctuations in the exchange rate.
(5)	Includes $19,800 (based on payments made in British Pound Sterling and an assumed exchange rate of approximately $1.65 as of December 31, 2013) paid by our Company for the provision of a car for Mr. Bonney in 2013 and $42,969 (based on contributions made in British Pound Sterling and an assumed exchange rate of approximately $1.65 as of December 31, 2013) contributed by our Company to Mr. Bonney’s U.K. tax qualified defined contribution plan.
(6)	Ms. Adams commenced employment with us in June 2013.
(7)	Ms. O’Hanlon commenced employment with us in January 2013 and her employment terminated in January 2014.
(8)	Consists of amounts contributed by our Company to Ms. O’Hanlon’s 401(k) retirement plan and amounts paid by our Company for group term life insurance. Also includes $26,000 in housing allowance.
(9)	Mr. Sorenson resigned from employment with our Company in July 2013.
(10)	In connection with Mr. Sorenson’s resignation, the Company accelerated the vesting of 37,500 shares subject to outstanding options previously awarded to Mr. Sorenson and extended the exercise period for all of Mr. Sorenson’s vested options to April 1, 2014. The amount reported represents the incremental fair value of these modified options determined in accordance with FASB ASC Topic 718.
(11)	Includes $20,192 paid upon Mr. Sorenson’s resignation for accrued vacation and amounts paid by our Company for group term life insurance.

Grants of Plan-Based Awards in 2013

The following table sets forth each plan-based award granted to our named executive officers during the year ended December 31, 2013.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Compensation Committee Action Date		Threshold ($)		Target ($)		Maximum ($)
				$1	(3)	$460,000		(4)
Lars Björk	June 7, 2013	June 7, 2013									110,500	(5)	$22.26	$1,540,867
	June 7, 2013	June 7, 2013							22,300	(6)				662,756
				1	(3)	262,500		(4)
Timothy MacCarrick	July 8, 2013	June 2, 2013									250,000	(5)	29.35	3,235,275
				1	(3)	428,000		(4)
Leslie Bonney	June 7, 2013	June 7, 2013									75,400	(5)	22.26	$1,051,415
	June 7, 2013	June 7, 2013							15,200	(6)				451,744
				1	(3)	175,000		(4)
Diane Adams	July 8, 2013	June 2, 2013									220,000	(5)	29.35	2,847,042
	October 7, 2013	September 19, 2013							25,000	(7)				832,500
				1	(3)	140,000		(4)
Terrie O’Hanlon	February 7, 2013	January 16, 2013									100,000	(5)	21.99	1,026,740
				1	(3)	250,000	(8)	(4)
William G. Sorenson	July 31, 2013	July 23, 2013	(9)								150,000		6.91	880,688	(11)
	July 31, 2013	July 23, 2013	(10)								10,987		29.74	18,760	(12)
	July 31, 2013	July 23, 2013	(10)								19,675		22.26	10,446	(12)
	July 31, 2013	July 23, 2013	(10)								186,675		1.63	162	(12)

(1)	Each of the named executive officers was granted a non-equity incentive plan award pursuant to our 2013 cash incentive bonus program.
(2)	Represents the fair value of each stock option grant or restricted stock unit award as of the date it was granted in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. These amounts do not represent the actual amounts paid to or realized by the executive for these awards.
(3)	The threshold amount that might be paid under the 2013 cash incentive award program was, theoretically, $1 in that the formula permitted payment of diminishing amounts in the event we achieved consolidated revenue for 2013 of at least $389,000.
(4)	The 2013 cash incentive award program did not provide for a maximum amount payable upon achievement of the performance goals; however, the cash incentive awards to our named executive officers could only exceed their respective target amounts in the event that our Company’s 2013 revenue exceeded $486 million. See “Compensation Discussion and Analysis” above for additional information regarding the 2013 cash incentive award program.
(5)	The shares subject to these stock options vest over a four year period, with 25% of the shares subject to such stock options vesting on or around the first anniversary of the grant date and 6.25% of the shares subject to the stock options vesting on a quarterly basis thereafter. Vesting is contingent upon continued service.
(6)	Time-based RSUs that vest in four equal annual installments beginning on or around the first anniversary of the grant date, provided that the applicable named executive officer remains continuously employed by the Company through each applicable vesting date.
(7)	Performance-based RSUs that vests in two equal annual installments beginning on September 1, 2014 provided the compensation committee determines that the performance metrics have been satisfied and the applicable named executive officer remains continuously employed by the Company through each applicable vesting date.
(8)	Mr. Sorenson ceased being eligible to receive this non-equity incentive plan award upon his resignation on July 31, 2013.
(9)	The Compensation Committee approved the accelerated vesting of 37,500 unvested shares subject to an option granted on May 21, 2010 and extended the exercise period under this option to April 1, 2014 effective as of Mr. Sorenson’s last date of employment, July 31, 2013.
(10)	The Compensation Committee approved the extension of the exercise period under these options (originally granted to Mr. Sorenson on September 30, 2008, November 7, 2011 and June 7, 2012) to April 1, 2014 effective as of Mr. Sorenson’s last date of employment, July 31, 2013.
(11)	In connection with his resignation, the Company accelerated the vesting of 37,500 shares subject to this option and extended the exercise period for the vested shares subject to this option to April 1, 2014. The amount reported represents the incremental fair value of this modified option determined in accordance with FASB ASC Topic 718.

(12)	In connection with his resignation, the Company extended the exercise period for the vested shares subject to these options to April 1, 2014. The amount reported represents the incremental fair value of these modified options determined in accordance with FASB ASC Topic 718.

Each of the options listed above will be subject to acceleration in the event that the respective named executive officer’s employment is terminated following a change in control as described further in “Compensation Discussion and Analysis — Principal Elements of Executive Compensation — Severance and Change in Control Benefits”. In addition, Ms. Adams’s employment agreement provides for her ability to earn performance-based RSUs dependent on her satisfaction of performance metrics and objectives determined by management and the compensation committee.

Outstanding Equity Awards as of December 31, 2013

The following table sets forth information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2013. The vesting applicable to each outstanding option and restricted stock unit award is described in the footnotes to the table below. For a description of the acceleration of vesting provisions applicable to the options and restricted stock unit awards held by our named executive officers, please see the section titled “— Estimated Benefits and Payments Upon Termination of Employment” below.

		Option awards						Stock awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Lars Björk	May 21, 2010	78,607	(2)	75,000		6.91	May 20, 2020
	November 7, 2011	32,200	(3)	32,200		29.74	November 7, 2021
	November 7, 2011	—		—		—	—	3,700	(4)	$98,531
	June 7, 2012	64,912		108,188	(3)	22.26	June 7, 2022
	June 7, 2012	—		—		—	—	14,850	(4)	395,456
	June 7, 2013	—		110,500		29.72	June 7, 2023
	June 7, 2013	—		—			—	22,300	(4)	593,849
Timothy MacCarrick	July 8, 2013	—		250,000	(5)	29.35	July 8, 2023
Leslie Bonney	June 30, 2005	323,353	(3)	—		0.63	June 30, 2015
	October 31, 2007	252,842	(3)	—		1.65	October 30, 2017
	March 30, 2009	200,000	(3)	—		1.65	March 30, 2019
	May 21, 2010	56,250	(2)	18,750		6.91	May 20, 2020
	November 7, 2011	21,950	(3)	21,950		29.74	November 7, 2021
	November 7, 2011	—		—		—	—	2,550	(4)	67,907
	June 7, 2012	44,250	(3)	73,750	(3)	22.26	June 7, 2022
	June 7, 2012	—		—		—	—	10,125	(4)	269,629
	June 7, 2013	—		75,400		29.72	June 7, 2023
	June 7, 2013	—		—		—		15,200	(4)	404,776

		Option awards					Stock awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Diane Adams	July 8, 2013	—	220,000	(6)	29.35	July 8, 2023
	October 7, 2013	—	—		—	—	25,000	(7)	665,750
Terrie O’Hanlon	February 7, 2013		100,000	(8)	21.99	April 30, 2014
William G. Sorenson	May 21, 2010	136,675	—		6.91	April 1, 2014
	November 7, 2011	10,988	—		29.74	April 1, 2014
	June 7, 2012	19,675	—		22.26	April 1, 2014

(1)	Based on a per share price of $26.63, which was the closing price per share of our Common Stock on the last business day of the 2013 fiscal year (December 31, 2013). The actual value (if any) to be realized by the executive officer depends on whether the shares vest and the future performance of our Common Stock.
(2)	6.25% of the shares subject to such stock options vest on a quarterly basis on or around the grant date. Vesting is contingent upon continued service. The shares subject to these stock options vest over a four year period, with 25% of the shares subject to such stock options vesting on or around the first anniversary of the grant date and 6.25% of the shares subject to the stock options vesting on a quarterly basis thereafter. Vesting is contingent upon continued service.
(3)	The shares subject to these stock options vest over a four year period, with 25% of the shares subject to such stock options vesting on or around the first anniversary of the grant date and 6.25% of the shares subject to the stock options vesting on a quarterly basis thereafter. Vesting is contingent upon continued service.
(4)	Time-based RSUs that vest in four equal annual installments beginning on or around the first anniversary of the grant date, provided that the applicable named executive officer remains continuously employed by the Company through each applicable vesting date.
(5)	The shares subject to these stock options vest over a four year period, with 25% of the shares subject to such stock options vesting on July 1, 2014 and 6.25% of the shares subject to the stock options vesting on a quarterly basis thereafter. Vesting is contingent upon continued service.
(6)	The shares subject to these stock options vest over a four year period, with 25% of the shares subject to such stock options vesting on June 10, 2014 and 6.25% of the shares subject to the stock options vesting on a quarterly basis thereafter. Vesting is contingent upon continued service.

(7)	Performance-based RSUs that vest in two equal annual installments beginning on September 1, 2014 provided the compensation committee determines that the performance metrics have been satisfied and the applicable named executive officer remains continuously employed by the Company through each applicable vesting date.
(8)	The shares subject to these stock options were to vest over a four year period, with 25% of the shares subject to such stock option vesting on January 8, 2014 and 6.25% of the shares subject to the stock option vesting on a quarterly basis thereafter. Vesting was contingent upon continued service. Upon Ms. O’Hanlon’s termination of employment on January 31, 2014, the option terminated with respect to the 75,000 unvested shares subject to the option.

Option Exercises and Stock Vested During 2013

The following table presents certain information regarding options exercised and Common Stock received upon vesting of restricted stock unit awards by our named executive officers in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Lars Björk	500,000	$11,737,917	6,800	$195,054

Timothy MacCarrick	—	—	—	—

Leslie Bonney	—	—	4,650	133,345

Diane Adams	—	—	—	—

Terrie O’Hanlon	—	—	—	—

William G. Sorenson	450,000	12,772,581	2,250	66,848

(1)	The value realized is based on the fair market value of our Common Stock on the date of exercise minus the exercise price. The amounts set forth do not necessarily reflect proceeds actually received by the executive officer.
(2)	The value realized is based on the fair market value of our Common Stock on the date of vesting.

Employment Agreements with Our Executive Officers

We have entered into employment agreements and/or services agreements with each of our named executive officers. Base salary and target bonus amounts for our named executive officers for 2013 are described in “Compensation Discussion & Analysis” above.

Employment Agreement with Lars Björk

In October 2007, we entered into an employment agreement with Mr. Björk for his position as Chief Executive Officer and President. For a period of twelve months after his termination of employment, Mr. Björk will be subject to a noncompetition covenant, and he is subject to a nonsolicitation covenant with respect to customers, clients and employees of our Company or the group for a period of 24 months following the termination of his employment. Mr. Björk’s employment agreement also provided that we shall pay for certain living expenses for him and his family in an amount not to exceed $75,000 per year. In connection with Mr. Björk’s salary increase in 2011, this living expense allowance was eliminated. If we terminate Mr. Björk’s employment agreement for cause (as defined in the agreement) or on account of death or disability (as defined in the agreement), or if Mr. Björk terminates his employment with us, Mr. Björk is entitled to no further compensation or benefits other than those earned through the date of the termination. If we terminate the agreement without cause (as defined in the agreement), Mr. Björk’s agreement initially provides that we will continue to pay Mr. Björk’s base salary for a period of three months following the termination of his employment, conditioned upon the execution by Mr. Björk of a release of claims.

In June 2010, we amended and restated Mr. Björk’s employment agreement with our Company. Pursuant to the amended and restated employment agreement, Mr. Björk’s employment agreement may be terminated, with or without cause, by him or by us at any time without notice by either party. If Mr. Björk’s employment is terminated by our Company other than due to cause, death or disability, we will continue to pay Mr. Björk’s base salary for a period of nine months following the termination of his employment, conditioned upon the execution by Mr. Björk of a release of claims. In addition to this severance amount, Mr. Björk will also receive any earned but unpaid bonus, a pro-rated bonus for days employed during the year of separation provided corporate and individual goals are achieved, and reimbursement of Mr. Björk’s Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) payments during the period of his severance payment.

Employment Agreement with Timothy MacCarrick

In June 2013, we entered into an offer letter agreement with Mr. MacCarrick. Mr. MacCarrick currently serves as our Chief Financial Officer and Treasurer. Our board of directors adjusts Mr. MacCarrick’s salary and bonus potential from time to time. If the Company terminates Mr. MacCarrick’s employment for any reason other than cause, Mr. MacCarrick will receive the following severance benefits following termination: (a) his base salary for 6 months (the “Continuation Period”), payable in accordance with the Company’s standard payroll procedures, (b) his prorated bonus amount (to the extent that applicable individual and company performance goals are deemed by the Board to have been met during the applicable bonus period) based on the number of days that he was employed during the year in which the termination occurs and (c) payment of his monthly COBRA health insurance premiums until the earliest of (i) the close of the Continuation Period, (ii) the expiration of his continuation coverage under COBRA and (iii) the date when he is offered substantially equivalent health insurance coverage in connection with new employment or self-employment.

Employment Agreement with Leslie Bonney

In May 2005, we entered into an employment agreement with Mr. Bonney. Mr. Bonney currently serves as our Chief Operating Officer. Our board of directors adjusts Mr. Bonney’s salary and bonus potential from time to time. For a period of twelve months after his termination of employment, Mr. Bonney will be subject to certain restrictions on competition with us and on the solicitation of our employees, customers and clients. Mr. Bonney’s employment agreement also provides that he is entitled to £1,000 (approximately $1,650 based on an assumed exchange rate of approximately $1.65 as of December 31, 2013) per month for car expenses and he is also entitled to related expenses. Mr. Bonney’s employment agreement provides that Mr. Bonney’s employment agreement may be terminated at any time upon six months’ notice, unless the employment contract is breached.

Employment Agreement with Diane Adams

In May 2013, we entered into an offer letter agreement with Ms. Adams. Ms. Adams currently serves as our Chief People Officer. Our board of directors adjusts Adams’ salary and bonus potential from time to time. If the Company terminates Ms. Adams’ employment for any reason other than cause, Adams will receive the following severance benefits following termination: (a) her base salary for 6 months (the “Continuation Period”), payable in accordance with the Company’s standard payroll procedures, (b) her prorated bonus amount (to the extent that applicable individual and company performance goals are deemed by the Board to have been met during the applicable bonus period) based on the number of days that she was employed during the year in which the termination occurs and (c) payment of her monthly COBRA health insurance premiums until the earliest of (i) the close of the Continuation Period, (ii) the expiration of her continuation coverage under COBRA and (iii) the date when she is offered substantially equivalent health insurance coverage in connection with new employment or self-employment.

Employment Agreement with Terrie O’Hanlon

In January 2013, we entered into an offer letter agreement with Ms. O’Hanlon to serve as our Chief Marketing Officer. Ms. O’Hanlon’s employment with the Company terminated effective as of January 31, 2014. Following such termination, pursuant to her Separation Agreement and General Release, Ms. O’Hanlon received the following severance benefits: (i) nine (9) months base pay severance, (ii) Ms. O’Hanlon’s right to continue certain health and welfare benefits pursuant to COBRA, where Ms. O’Hanlon’s “qualifying event” will be January 31, 2014, and (iii) outplacement services not to exceed $12,000.

Employment Agreement with William G. Sorenson

In August 2008, we entered into an employment agreement with Mr. Sorenson, which was amended and restated in June 2010. Mr. Sorenson resigned from the Company effective as of July 31, 2013. Following his resignation, pursuant to his Separation Agreement and General Release, Mr. Sorenson received the following severance benefits: (i) full acceleration of his remaining unvested options to purchase an aggregate of 37,500 shares of our Common Stock, (ii) amendment to the outstanding stock option agreements between Qlik and Mr. Sorenson to permit him to exercise the stock options to the extent vested as of the last day of his employment through April 1, 2014 and (iii) Mr. Sorenson’s right to continue certain health and welfare benefits pursuant to COBRA, where Mr. Sorenson’s “qualifying event” will be July 31, 2013.

Estimated Benefits and Payments Upon Termination of Employment

The following table describes the potential payments and benefits upon termination of our named executive officers’ employment before or after a change in control of our Company as described above, as if each officer’s employment terminated as of December 31, 2013, the last business day of the 2013 fiscal year.

Name	Benefit	Voluntary Resignation/ Termination for Cause or Disability	Termination Other than for Cause or Disability Not in Connection With a Change in Control		Termination Other than for Cause or Disability After a Change in Control		Resignation for Good Reason after a Change in Control
Lars Björk	Severance	$—	$401,250		$401,250		$—
	Bonus (1)	—	232,308		232,308		—
	Equity Acceleration	—	—		3,039,613		—
	COBRA Premiums	—	18,681		18,681		—
	Vacation Payout	40,468	40,468		40,468		40,468
	Total Value	$40,468	$692,707		$3,732,320		$40,468
Timothy MacCarrick	Severance	$—	187,500		187,500		—
	Bonus (1)	—	99,567		99,567		—
	Equity Acceleration	—	—		—	(2)	—
	COBRA Premiums	—	10,829		10,829		—
	Vacation Payout	14,423	14,423		14,423		14,423
	Total Value	$14,423	$312,319		$312,319		$14,423
Leslie Bonney	Severance	$—	$214,844	(3)	$214,844	(3)	$—
	Bonus (1)	—	193,845	(3)	193,845	(3)	—
	Equity Acceleration	—	—		1,434,349		—
	COBRA Premiums	—	—		—		—
	Vacation Payout	4,958	4,958		4,958		4,958
	Total Value	$4,958	$413,647		$1,847,996		$4,958
Diane Adams	Severance	$—	$175,000		$175,000		$—
	Bonus (1)	—	79,280		79,280		—
	Equity Acceleration	—	—		665,750		—
	COBRA Premiums	—	7,622		7,622		—
	Vacation Payout	15,705	15,705		15,705		15,705
	Total Value	$15,705	$277,607		$943,357		$15,705

Name	Benefit	Voluntary Resignation/ Termination for Cause or Disability	Termination Other than for Cause or Disability Not in Connection With a Change in Control	Termination Other than for Cause or Disability After a Change in Control	Resignation for Good Reason after a Change in Control
Terrie O’Hanlon	Severance	$—	$140,000	$140,000	$—
	Bonus (1)	—	82,843	82,843	—
	Equity Acceleration	—	—	464,000	—
	COBRA Premiums	—	12,454	12,454	—
	Vacation Payout	16,154	16,154	16,154	16,154
	Total Value	$16,154	$251,451	$715,451	$16,154

(1)	Based on 2013 annual cash incentive bonus award, the full amount of which was earned as of December 31, 2013. Per employment agreements summarized above, our named executive officers other than Mr. Bonney are entitled to pro-rated bonus upon termination without cause if and to the extent that the performance objectives were achieved.
(2)	The value of the option acceleration was zero because the exercise price per share of the accelerated options was greater than the $26.63 closing market price of shares of the Company’s Common Stock on December 31, 2013 and the exercise price of the option.
(3)	Based on amounts which would be payable to Mr. Bonney in British Pound Sterling at an assumed exchange rate of approximately $1.65 as of December 31, 2013.

For purposes of valuing the severance and vacation payments in the table above, we used each executive officer’s base salary in effect at the end of 2013 and the number of accrued but unused vacation days at the end of 2013.

All of the stock options held by our named executive officers, provide for full acceleration of all unvested stock options if the executive’s employment is terminated, other than for cause, within 12 months following a change in control of our Company. The value of equity acceleration shown in the tables above was calculated based on the assumption that the officer’s employment was terminated and the change in control (if applicable) occurred on December 31. The value of the vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between the $26.63 closing market price of shares of the Company’s Common Stock on December 31, 2013 and the exercise price of the option.

All of the restricted stock unit awards held by our named executive officers provide for full acceleration if the executive’s employment is terminated, other than for cause, within 12 months following a change in control of our Company. The value of the vesting of restricted stock unit awards was calculated by multiplying the number of unvested awards by the $26.63 closing market price of shares of the Company’s Common Stock on December 31, 2013.

The following table describes the actual payments and benefits provided to Mr. Sorenson upon his resignation from employment with the Company effective on July 31, 2013.

William G. Sorenson,	Compensation:
former Chief Financial Officer	Base salary	$—
	Target cash incentive bonus	—
	Stock options and RSUs unvested and accelerated	910,056	(1)
	Benefits and perquisites:	—
	Health care	—
	Accrued vacation pay	20,192	(2)
	Total	$930,248

(1)	In consideration for a general release, transition assistance and cooperation in certain post-employment matters, the Company accelerated the vesting of 37,500 shares subject to outstanding options previously awarded to Mr. Sorenson and extended the exercise period for all of Mr. Sorenson’s vested options to April 1, 2014. The amount reported represents the incremental fair value of these modified options determined in accordance with FASB ASC Topic 718.
(2)	Based on Mr. Sorenson’s base salary in effect as of his resignation date and the number of accrued but unused vacation days as of his resignation date.

On February 26, 2014, our compensation committee approved a new Executive Severance Plan (the “Severance Plan”). The Severance Plan will initially cover certain executive officers, including the Company’s named executive officers. Under the Severance Plan, a participant who (i) in connection with or following a Change in Control (as defined in the Severance Plan) is subject to (a) an Involuntary Termination Without Cause (as defined in the Severance Plan) or (b) a Constructive Termination (as defined in the Severance Plan), (ii) is not entitled to severance or similar benefits under any other plan, arrangement or individualized written agreement, that together provide benefits that the Company, in its sole and reasonable discretion, determines to be of greater value than the benefits provided under the Severance Plan; (iii) has executed a general release of claims in favor of the Company in a form provided by the Company within the prescribed timeframe; and (iv) has agreed to comply with obligations set forth under the Company’s standard agreements relating to confidentiality, non-competition, non-solicitation, and non-interference, will be entitled to severance benefits. Generally, severance benefits under the Severance Plan will consist of severance pay equal to: (x) the participant’s annual base salary, payable over twelve months, (y) annual bonus for the fiscal year in which the termination occurs based upon performance goals achieved (and prorated to reflect the participant’s actual period of participation), and (z) Consolidated Omnibus Budget Reconciliation Act of 1985, and analogous provisions of state law premiums for continuing medical, dental and vision coverage for up to twelve months under the Company’s plans. If the termination is within 12 months following a Change in Control, then an Applicable Percentage, as defined below, of the participant’s then-outstanding and unvested Equity Awards (as defined in the Severance Plan) shall accelerate effective as of the date of the participant’s termination. For purpose of the Severance Plan, “Applicable Percentage” means the percentage as set forth in the participant’s employment agreement or as otherwise approved by the Compensation Committee prior to a Change in Control.

PROPOSAL 4: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Our board of directors recognizes the interests our investors have in the compensation of our executives. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in our Compensation Discussion and Analysis, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success and will drive the creation of stockholder value. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.

The compensation committee of our board of directors continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. As described in detail in our Compensation Discussion and Analysis, our compensation programs are designed to motivate our executives to create a successful company. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards) and long-term incentives (including equity awards that vest over up to four years) reward sustained performance that is aligned with long-term stockholder interests.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Stockholders are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables, and the narrative disclosure. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

In order for Proposal 4 to be approved, holders of a majority of all those outstanding shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting must vote “FOR” Proposal 4. Abstentions and broker non-votes will not be counted either “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because Proposal 4 is a non-routine matter, broker non-votes are expected to exist in connection with this matter.

As an advisory vote, the result will not be binding on our board of directors or compensation committee. Our board of directors and our compensation committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “soliciting material”. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

OTHER MATTERS

As of the time of preparation of this proxy statement, neither the board of directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

Accompanying this proxy statement and posted on our website with this proxy statement, is our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC, is available free of charge on the investor relations portion of our website at www.qlik.com.

CONTACT FOR QUESTIONS AND ASSISTANCE WITH VOTING

If you have any questions or require any assistance with voting your shares or need additional copies of this proxy statement or voting materials, please contact:

Investor Relations

Qlik Technologies Inc.

150 N. Radnor Chester Road

Suite E220

Radnor, Pennsylvania 19087

or

Call (484) 685-0578

It is important that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card, so your shares will be represented at the Annual Meeting.

The form of proxy and this proxy statement have been approved by the board of directors and are being mailed or delivered to stockholders by its authority.

The Board of Directors of Qlik Technologies Inc.

Radnor, Pennsylvania

April 2, 2014

APPENDIX

QLIK TECHNOLOGIES INC.

2014 EXECUTIVE PERFORMANCE AWARD PLAN

1. PURPOSE OF THE PLAN

This Qlik Technologies Inc. (the “Company”) Executive Performance Award Plan (the “Plan”) is established to provide cash- and equity-based incentives to attract, retain, motivate and reward executive officers and other key employees of the Company and/or its subsidiaries (each such eligible individual, an “Employee”) who are responsible for providing leadership to the Company as it strives to attain its significant business objectives and who are or may become “covered employees” of the Company, as determined under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”). The purpose of the Plan is to allow the Company to align management’s efforts with the strategic goals of the Company by granting competitive performance-based incentive awards that are deductible as “performance-based compensation” under Code Section 162(m).

Subject to approval by the stockholders of the Company in accordance with federal tax law, the Plan will be effective immediately upon its approval by the Company’s stockholders and will continue to operate thereafter as provided under Section 13 below.

2. ADMINISTRATION OF THE PLAN

The Plan will be administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) or such other committee or subcommittee as the Board or the Committee may designate from time to time. The Committee shall be comprised of at least two members of the Board, each of whom shall qualify as “outside directors” for purposes of Code Section 162(m), and all of whom shall meet such additional qualification requirements as the Board may impose.

The Committee shall have full power to administer and interpret the Plan and, in its sole discretion, may establish or amend rules of general application for the administration of the Plan, including without limitation the power to (a) designate Employees to receive awards under the Plan, (b) determine the terms and conditions of awards granted hereunder, (c) determine whether awards granted hereunder are to be cash- or equity-based, (d) certify the extent to which Performance Goals (as defined in Section 7 below) applicable to awards have been achieved after the completion of the applicable Performance Period (as defined in Section 3 below), (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, (f) interpret, amend or revoke any such rules, and (g) decide all other matters that must be decided in connection with operation of the Plan and the grant and administration of Plan awards.

All decisions of the Committee on any question concerning the selection of Participants (as defined in Section 5 below) and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations, provided by the Board or the officers of the Company. The Committee may delegate its administrative tasks to Company employees or others as appropriate for proper administration of the Plan; provided that it may not delegate any task that the Committee itself is required by Code Section 162(m) to perform.

3. AWARD TERMS; ANNUAL LIMITS ON PLAN AWARDS

Awards made under this Plan may be either cash-based awards (“Cash Awards”) or equity-based awards (“Equity Awards” and, together with Cash Awards, “Awards”), or may be Awards that settle in either, or in a combination of, cash or equity. Each Award shall be set forth in a written agreement or in a resolution duly adopted by the Committee. The terms of the various types of Awards authorized for grant under this Plan need not be identical.

Equity Awards shall include any type of stock-based award authorized for issuance under the Company’s 2010 Omnibus Equity Incentive Plan (the “2010 Plan”) and capitalized terms used but not defined herein shall have the same meanings ascribed to them in the 2010 Plan. Shares of the Company’s common stock used to satisfy Equity Awards granted hereunder shall be sourced from and shall reduce the number of shares available for issuance under the 2010 Plan in accordance with its terms. In no event may operation of this Plan or the grant of any Equity Award under this Plan effect an increase in the number of shares available for grant under the 2010 Plan.

Cash Awards and Equity Awards other than Options and SARs shall be granted subject to attainment of specified Performance Goals (as defined in Section 7 below) during a specified performance period (a “Performance Period”). Such Awards are referred to as “Goal-Based Awards.” Goal-Based Awards may also require completion of a specified period of continuous Service. The length of the Performance Period, the Performance Goals to be attained during the Performance Period, and the degree to which the Performance Goals have been attained shall be determined conclusively by the Committee.

The maximum amount payable with respect to performance under one or more Cash Awards granted in any fiscal year to any one Participant is $3,500,000. The maximum number of shares of common stock that may be granted during any fiscal year to any one Participant subject to each of the following types of Equity Awards under the 2010 Plan is as follows: (a) 500,000 shares subject to Options; (b) 500,000 shares subject to stock appreciation rights (“SARs”); (c) 100,000 shares subject to Restricted Shares; and (d) 100,000 shares subject to Stock Units. The maximum amount that may be paid to a Participant must be specified in the terms of the Award; provided that the limits in the preceding sentence shall operate as such maximum under the terms of the Award with respect to the fiscal year in which the Award is granted.

4. ADDITIONAL CONSIDERATIONS RELATED TO EQUITY AWARDS

This Plan is intended to allow the Company to grant Awards that qualify as “performance-based compensation” under Code Section 162(m) and the Company may choose to grant Awards under this Plan or may choose instead to grant awards under the 2010 Plan (or any other equity- or cash-based compensation plan that it may from time to time operate) that are not intended to qualify as “performance-based compensation” under Code Section 162(m). Nothing in this Plan limits the Company’s ability to operate the 2010 Plan independently of this Plan, in accordance with the terms of the 2010 Plan; provided that the maximum amounts payable hereunder pursuant to Section 3 above shall apply to the 2010 Plan and shall supersede the limits specified in Section 5.2, 7.2, 8.3, and 9.3 of the 2010 Plan, for such period as this Plan remains in effect.

Options granted under this Plan shall be nonstatutory stock options for purposes of federal tax laws. All Equity Awards granted hereunder shall be evidenced by a written Award agreement having such terms and conditions as are approved by the Committee, consistent with the terms and conditions of the 2010 Plan.

5. ELIGIBILITY AND PARTICIPATION

The Committee shall select the Employees who will be granted Awards under the Plan (each selected Employee, a “Participant”).

No person shall be entitled to any Award under this Plan unless the individual is designated by the Committee as a Participant. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion, subject to any limitations imposed by Code Section 162(m) and the terms of this Plan.

Notwithstanding that an Employee has been designated as a Participant in the Plan, and unless otherwise specified by the Committee, an Employee shall cease to be eligible to receive Awards hereunder if he or she is not a regular full-time Employee as of both the first day of a Performance Period (which, for an Employee made a Participant after the start of the Performance Period, shall be treated as the date on which he or she was first designated as a Participant with respect to that Performance Period) and the last day of the Performance Period, as well as on date on which payment of an Actual Award (as defined in Section 6 below) for that Performance Period, if any, is made.

6. GOAL-BASED AWARDS

No later than 90 days after the beginning of the Performance Period (or, if applicable, within a shorter period of time required under Code Section 162(m)), the Committee, in its sole discretion, shall establish in writing (i) the duration of the Performance Period, (ii) the Employees selected as Participants, either by name or by position, (iii) the targeted goal(s) for the Performance Goal(s) (as defined in Section 7 below) that apply/ies to a Goal-Based Award with respect to the Performance Period, provided that achievement of each targeted goal must be substantially uncertain at the time the Committee acts in this regard, (iv) the Target Award (as defined below) for a Participant, and (v) a Payout Formula (as defined below) for purposes of determining the Actual Award (as defined below) payable to a Participant.

“Target Award” refers to the amount of cash, the number of shares or the dollar value of cash or shares to which the Participant will become entitled if the applicable Performance Goal(s) is/are performed at the target level. The amount of a Target Award may be expressed as a dollar amount, a percentage of base salary, a number of shares, a dollar value related to a number of shares, or such other objectively determinable value as the Committee may specify.

“Actual Award” refers to the amount, value or number of cash or shares to which a Participant becomes entitled based upon the extent to which applicable Performance Goal(s) were achieved and upon the Payout Formula applicable to his or her Goal-Based Award. The Actual Award to which a Participant may become entitled may be greater or lesser than his or her Target Award for a Performance Period, depending upon whether or not the Payout Formula includes the possibility of adjustments from the Target Award as a result of under- or over-achievement of Performance Goals.

“Payout Formula” refers to a formula determined by the Committee when it establishes a Goal-Based Award that shall be applied to determine the Actual Award that will be paid to the Participant. A Payout Formula (a) shall be based on a comparison of each specified Performance Goal to actual performance, (b) shall provide that the Actual Award will equal the Participant’s Target Award if the Performance Goal(s) for the Performance Period is/are achieved at the target level, and (c) may provide for an Actual Award in an amount that is greater than or less than the Participant’s Target Award, to the extent that actual performance exceeds or falls below the

Performance Goal(s), based upon such terms and conditions as the Committee shall establish. A Payout Formula may also include other features that on an objectively determinable basis increase or decrease the amount of the Actual Award from the Target Award, including by way of example (i) a requirement that all applicable Performance Goals be achieved before any payment is earned or, alternatively, that each achievement of a applicable Performance Goal results in payment of a specified percentage of the Target Award without regard to whether or not other Performance Goals have been achieved, or (ii) multipliers or discounts based upon achievement of Selected Performance Factors (as defined in Section 7 below) that are not Performance Goals specified in the individual Award but are incorporated into the Payout Formula when the Award is established.

7. PERFORMANCE GOALS FOR GOAL-BASED AWARDS

Performance metrics upon which a Performance Goal applicable to a Goal-Based Award granted under the Plan may be based shall be selected by the Committee from among the following, or any combination of the following, factors (each such factor, a “Selected Performance Factor”) as the Committee determines appropriate:

•	Earnings (before or after taxes)

•	Earnings per share

•	Earnings before interest, taxes and depreciation

•	Earnings before interest, taxes, depreciation and amortization

•	Total stockholder return

•	Return on equity or average stockholders’ equity

•	Return on assets, investment or capital employed

•	Operating income

•	Gross margin

•	Operating margin

•	Net operating income

•	Net operating income after tax

•	Return on operating revenue

•	Sales or revenue

•	Expense or cost reduction

•	Working capital

•	Economic value added (or an equivalent metric)

•	Market share

•	Cash flow

•	Operating cash flow

•	Cash flow per share

•	Share price

•	Debt reduction

•	Customer satisfaction

•	Stockholders’ equity

•	Contract awards or backlog

•	Individual or strategic corporate performance goals that are objectively determinable by a third party having knowledge of the relevant facts

The Committee may select among the Performance Goals with respect to Goal-Based Awards, may apply one or more Performance Goal to an Award, and need not apply the same Performance Goal(s) from Performance Period to Performance Period nor from Participant to Participant in a given Company fiscal year. Selected Performance Goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria.

The Committee may appropriately adjust any evaluation of actual performance under a Performance Goal to exclude any of the following events that occurs with respect to a Performance Period: (A) the effects of currency fluctuations; (B) any or all items that are excluded from the calculation of non-GAAP earnings as reflected in any Company press release or Form 8-K filings relating to an earnings announcement; (C) asset write-downs; (D) litigation or claim judgments or settlements; (E) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (F) accruals for reorganization and restructuring programs; (G) effects of acquisition and dispositions; and (H) any extraordinary or unusual items in accordance with U.S. GAAP.

8. DETERMINATION OF ACTUAL AWARD UNDER GOAL-BASED AWARDS

Within 70 days following the end of the Performance Period and prior to payment or settlement, as applicable, the Committee shall certify in writing the extent to which the Performance Goals applicable to a Participant’s Award for the Performance Period were achieved, including if applicable under the Payout Formula the extent to which over- or under-achievement occurred. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any Payout Formula or any contrary provision of the Plan, the Committee may in its sole discretion reduce or eliminate payment of any amount to a Participant under the Plan if in its sole discretion such reduction or elimination is in the best interest of the Company or its stockholders.

9. PAYMENT OF GOAL-BASED AWARDS

Except to the extent otherwise permitted under Code Sections 162(m) and 409A, amounts earned under the Plan with respect to Goal-Based Awards will be paid or settled, as applicable, (a) only after the Committee certifies in writing the extent to which the Performance Goals were in fact satisfied, and (b) within the “short-term deferral” period established under Code Section 409A (generally by the 15th day of the third month following the end of the tax year during which the Participant’s right to be paid the amount is no longer subject to a substantial risk of forfeiture), provided that a delay in payment or settlement permitted under Treas. Reg. §1.409A-1(b)(4)(ii) or Treas. Reg. §1.409A-2(b)(7)(i) will not be deemed to violate this clause (b).

10. PAYMENT WITH RESPECT TO GOAL-BASED AWARDS IN THE EVENT OF CERTAIN TERMINATION CIRCUMSTANCES

The Committee, in its sole and absolute discretion and to the extent permitted under and in accordance with Code Section 162(m) and Code Section 409A, may, but is not required to, make a full or pro-rated payment with respect to a Goal-Based Award to a Participant for a Performance Period in the event of termination of the Participant’s employment during or after the end of the Performance Period and prior to the date on which payments are made with respect to the Performance Period; provided, that any such payments shall be made on the scheduled payment date as set forth in Section 9 above.

11. NON-ASSIGNABILITY

No Award under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to transfer, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

12. NO EXPANSION OF PARTICIPANT’S RIGHTS

Nothing in the Plan or in any notice of any Award pursuant to the Plan shall confer upon any person the right to participate or continue to participate in this Plan or the right to continue in the employment of the Company or one of its subsidiaries or affiliates, nor affect the right of the Company or any of its subsidiaries or affiliates to terminate the employment of any person. It is expressly agreed and understood that the employment of a Participant is terminable at the will of either party and, if such Participant is a party to an employment contract with the Company or a subsidiary, in accordance with the terms and conditions of the Participant’s employment agreement. There is no obligation for uniformity of treatment of Participants under this Plan. Payments under this Plan are an extraordinary item of compensation that is outside the normal or expected compensation for purposes of calculating any benefits unrelated to this Plan, including without limitation any end-of-service or overtime premiums; pension or retirement benefits; termination, severance or redundancy payments; or other similar benefits.

13. AMENDMENT OR TERMINATION

The Company, through the Committee or the Board, reserves the right to amend, suspend or terminate the Plan or to adopt a new plan in place of this Plan at any time; provided, however, that no such action shall, without the prior approval of the shareholders of the Company in accordance with the laws of the State of Delaware to the extent required under Code Section 162(m): (i) increase the annual limits set forth in Section 3, (ii) alter the Performance Goals as set forth in Section 7, or (iii) implement any other change to a provision of the Plan requiring stockholder approval in order for the Plan to comply with the requirements of Code Section 162(m). Furthermore, no amendment, suspension or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment or settlement of an Award otherwise earned and payable hereunder. In all events, the Plan shall terminate on the first annual meeting of stockholders occurring in 2019, or an earlier date determined by the Committee or the Board.

14. SEVERABILITY

In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

15. TAX MATTERS; FUNDING

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state and/or local income or other taxes incurred by reason of payments pursuant to the Plan, including to reduce such payments be the withholding amount, and to report any amounts paid or payable under this Plan.

The Plan and Awards hereunder are intended to qualify as “performance-based compensation” as defined under Code Section 162(m) and, except to the extent otherwise specified in an Award agreement, to be exempt from application of Code Section 409A. To the maximum extent permitted, this Plan shall be construed and interpreted in a manner consistent with the intent described in the preceding sentence. To the extent that any

Award hereunder is subject to Code Section 409A, the terms and administration of the award shall comply with the provisions of such Section, applicable IRS guidance and good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced, or terminated at the discretion of the Committee (but not in a manner that results in disqualification of the Award as “performance-based compensation” under Code Section 162(m)).

Each payment under a Cash Award made under this Plan shall be paid solely from the general assets of the Company and/or its subsidiaries. Except with respect to Equity Awards in the form of restricted stock, this Plan is unfunded and unsecured with respect to Goal-Based Awards, and the making of any such Award under this Plan will not be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment or other transfer of property or value of any amount other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

16. GOVERNING LAW

This Plan and any amendments thereto shall be construed, administered and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

16. CHANGE IN CAPITALIZATION

In the event that there is a specified type of change in the Company’s capital structure without the Company’s receipt of consideration, such as a stock split, equitable adjustments will be made to (a) the maximum number and kind of shares subject to Equity Awards that can be granted to a Participant under this Plan in a fiscal year, and (b) the number and kind of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding Equity Awards under this Plan. Such adjustments will be made in a manner appropriate to prevent the dilution or enlargement of benefits under this Plan.

17. CHANGE OF CONTROL

All obligations of the Company with respect to Awards granted under this Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business, assets or stock of the Company. The Committee may (but need not) specify with respect to any Awards granted hereunder that the right to payment of all or a portion of the amounts thereunder shall become due and payable in the event of or in connection with any such transaction. Equity Awards remain subject to Article 11 of the 2010 Plan.

QLIK TECHNOLOGIES INC. 150 N. RADNOR CHESTER ROAD, SUITE E220 RADNOR, PA 19087

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M71777-P48712            KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QLIK TECHNOLOGIES INC. The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors	☐	☐	☐
Nominees
01) Bruce Golden
02) Lars Björk

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2.	TO APPROVE THE MATERIAL TERMS OF THE QLIK TECHNOLOGIES INC. 2014 EXECUTIVE PERFORMANCE AWARD PLAN.					☐	☐	☐
3.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.					☐	☐	☐
4.	ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.					☐	☐	☐
NOTE: In his discretion, the proxy holder is authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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M71778-P48712

QLIK TECHNOLOGIES INC.

Annual Meeting of Stockholders

May 20, 2014 9:00 AM

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 20, 2014

The undersigned appoints Lars Björk and Deborah C. Lofton, or any of them as shall be in attendance at the 2014 Annual Meeting of Stockholders, as proxy or proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Qlik Technologies Inc. (the “Company”), to be held on May 20, 2014, at 9:00 a.m. local time, at Gunderson Dettmer LLP, 220 West 42nd Street, 17th Floor, New York, NY 10036, and at any adjournments or postponements of the Annual Meeting, and to vote on behalf of the undersigned as specified in this Proxy all the Common Stock of the Company that the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their sole discretion, upon any other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such Annual Meeting. The votes entitled to be cast by the undersigned will be cast as instructed.

If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the Board of Directors nominees for director in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3 and “FOR” Proposal 4, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holders on any other matter that may properly come before the Annual Meeting and any adjournment or postponement thereof.

Continued and to be signed on reverse side